   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 15, 2000

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             SOLUTIONSAMERICA, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

             DELAWARE                             7394                            62-1787638
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL       (IRS EMPLOYER IDENTIFICATION
                                             CLASSIFICATION                        NUMBER)
  INCORPORATION OR ORGANIZATION)              CODE NUMBER)

                             SOLUTIONSAMERICA, INC.
                        600 CORPORATE POINTE, 12TH FLOOR
                         CULVER CITY, CALIFORNIA 90230
         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                                FLOYD W. KEPHART
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                             SOLUTIONSAMERICA, INC.
                        600 CORPORATE POINTE, 12TH FLOOR
                         CULVER CITY, CALIFORNIA 90230
                                 (310) 665-7600
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                        COPIES OF ALL COMMUNICATIONS TO:
                             PAULA J. PETERS, ESQ.
                             MICHAEL V. BALES, ESQ.
                GREENBERG GLUSKER FIELDS CLAMAN & MACHTINGER LLP
                      1900 AVENUE OF THE STARS, SUITE 2100
                       LOS ANGELES, CALIFORNIA 90067-4590
                                 (310) 553-3610

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
   As soon as practicable after the registration statement becomes effective.

    If any of the shares being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

    If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM
TITLE OF EACH CLASS                  AMOUNT TO BE              OFFERING            PROPOSED MAXIMUM           AMOUNT OF
OF SHARES TO BE REGISTERED            REGISTERED           PRICE PER SHARE          OFFERING PRICE       REGISTRATION FEE(1)
------------------------------------------------------------------------------------------------------------------------------
Common Stock, .0001 Par
  Value.......................        3,930,000                 $5.00                $19,650,000                $5,188
Common Stock, Underlying
  Warrants and Options(2).....        1,611,775                 $5.00                 8,058,875                 2,127
Common Stock, Underlying
  Investment Agreement(3).....        11,000,000                $5.00                 33,000,000                8,712
Common Stock Underlying Swartz
  Warrant.....................         600,000                  $1.00                  600,000                   159
        Total Registration and
          Fee.................        17,141,775                                     $61,308,875                16,186
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) No exchange or over-the-counter market exists for the common stock of SolutionsAmerica, Inc. Estimated at $5.00 per share, the price at which it is proposed to offer the shares. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(2) Pursuant to Rule 416 under the Securities Act, such additional number of shares of common stock subject to the Warrants and Options are also being registered to cover any adjustment resulting from the operation of the anti-dilution provisions relating to the Warrants. The indeterminate number of additional shares shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3) Includes 1,000,000 shares underlying warrants to be issued to Swartz on exercise of our put options under the investment agreement.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SHARES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT SELL THESE SHARES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SHARES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SHARES IN ANY STATE IN WHICH THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 15, 2000
PROSPECTUS

                       17,141,775 SHARES OF COMMON STOCK

                             SOLUTIONSAMERICA, INC.

     This is the initial public offering of common stock of SolutionsAmerica, Inc., and no public market currently exists for shares of our common stock. There is no minimum number of shares to be sold and there is no assurance that a public market will develop.

     These shares will initially be offered at a price of $5.00 per share.

     We intend to file an application to list our shares on the Nasdaq SmallCap Market.

     Of the shares of common stock being offered, SolutionsAmerica is offering 2,000,000 shares and the selling stockholders identified on pages 38 and 39 are offering 3,541,775 shares, including 1,611,775 shares underlying warrants and options held by the selling stockholders. We will not receive any proceeds from the sale of the shares by the selling stockholders. However, we will receive the proceeds of the shares sold by us and proceeds of $1.00 per share upon the exercise of the warrants and options for shares sold by the selling stockholders.

     The remaining 11,600,000 shares may be issued pursuant to an investment agreement by and between Swartz Private Equity, LLC ("Swartz") and us as further described in this prospectus. We will receive the sale price of any common stock up to a maximum of 10,000,000 shares that we sell pursuant to the investment agreement and the exercise price of the 600,000 warrants Swartz now owns and up to 1,000,000 additional warrants that may be granted. Swartz may resell those shares pursuant to this prospectus.

     SolutionsAmerica, the selling stockholders and                have entered
into a selling agreement pursuant to which                will coordinate the
offering on a best efforts basis of the 2,000,000 shares we are offering and the 3,541,775 shares the selling stockholders are offering. The selling agreement provides that all shares sold will be sold by us and by each of the selling stockholders in proportion to the total number of shares offered by each of us. We have agreed that the minimum offering price will be $5.00 per share. We
expect to pay commissions of   % of the offering price to           and other
brokers that participate in the offering. The selling stockholders and any participating brokers may be deemed to be "underwriters" as defined in the Securities Act of 1933.

     In order for us to sell any of the shares subject to the investment agreement, there must be a public market for the shares. Swartz is an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933 in connection with its sale. We will indemnify Swartz and the selling stockholders against certain liabilities, including certain liabilities under the Securities Act of 1933.
                           -------------------------

     INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISKS OF INVESTING IN OUR SHARES" SECTION BEGINNING ON PAGE 5 OF THIS PROSPECTUS.
                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           -------------------------

       The date of this prospectus is                            , 2000.

     You should rely on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these shares. The information in this document may be accurate only on the date of this document.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risks of Investing in Our Shares............................    5
Special Note Regarding Forward-Looking Statements...........   12
Use of Proceeds.............................................   12
Dividend Policy.............................................   12
Dilution....................................................   13
Capitalization..............................................   14
Management's Discussion and Analysis or Plan of
  Operations................................................   15
Business....................................................   19
Management..................................................   33
Principal and Selling Stockholders..........................   38
Certain Relationships and Related Party Transactions........   41
Investment Agreement........................................   41
Common Stock................................................   45
Shares Eligible For Future Sale.............................   45
Transfer Agent and Registrar................................   46
Reports to Security-Holders.................................   46
Legal Matters...............................................   46
Experts.....................................................   46
Where You Can Find More Information.........................   47

     Until             , 2001 (90 days after the date of this prospectus), all
dealers that buy, sell or trade these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

     THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISKS OF INVESTING IN OUR SHARES" SECTION AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO BEFORE MAKING AN INVESTMENT DECISION.

ABOUT SOLUTIONSAMERICA, INC.

     We provide businesses with the technological infrastructure necessary to process business-to-business (B2B) and business-to-consumer (B2C) transactions over the Internet. We are currently in the development stage, but plan to be fully operational by December 31, 2000.

     Our digital business transaction processing (DBTP) infrastructure includes functionality for payment transaction processing, fraud prevention and risk analysis, distribution controls, fulfillment management, and digital document archiving. We support our digital business clients with an array of value-added services including web-design, database development, information systems implementation, marketing services and financial services. We provide "portals" for B2B e-commerce businesses around the world, with an initial focus on businesses in the entertainment, healthcare, utilities, publishing, professional services, collectibles and retail industries, and for political and charitable organizations.

     Businesses increasingly are establishing online presences to take advantage of the rapid growth and benefits of e-commerce. To conduct commerce online, however, businesses must be able to efficiently, effectively and securely process business transactions in a digital world.

     Our technological infrastructure and support services address this need by enabling businesses to conduct and complete online transactions, including producing online transaction documentation and obtaining financing and payment to complete transactions.

     By outsourcing their e-commerce "backroom" to us, online companies can speed their time to market, reduce their overall operating costs, improve cash flow and process orders from any customer. Our DBTP service is comprehensive, scalable to meet increases in the number of transactions, highly reliable and performed via a secure protocol or transmission format.

     Our primary focus initially is on the B2B and B2C transactions of small to medium-sized businesses. Additionally, OneStop.com, our B2B e-commerce center and transactional portal will aggregate businesses that want to transact business with one another and will provide them with the digital business transaction processing capability to enter into online contracts for the purchase of goods and services and to finance and pay for such transactions.

     Our objective is to be the premier provider of real-time e-commerce payment solutions and the premier service for integrated, web-enabled digital business transaction processing. Key elements of our strategy include deploying our DBTP infrastructure, launching our B2B e-commerce center, utilizing strategic partnerships to drive transaction volume and create new markets, and expanding the availability and brand recognition of our digital business transaction processing service throughout the world, initially focusing on the Caribbean and Western Europe.

     Our economic model is based on the management and execution of e-commerce business transactions and the provision of other value-added services. We will utilize a per transaction fee for service model based upon receiving either a percentage of the gross amount of the transaction or a flat fee for the transaction being processed, depending on the type of transaction, and we will enter into revenue sharing arrangements with strategic partners. Fee arrangements for specific professional services may be computed on a project basis, a monthly fee basis, a per transaction basis or on a combined basis. Our economic model is built to generate revenue from every client, every time a transaction occurs or every time a service is provided.

     Target customers for our e-commerce transaction processing services include Internet-centric businesses, established retailers that have opened online stores to supplement their traditional retail models and merchant aggregators that host websites for other merchants. Our target market also includes subscription based services as well as large institutions that are moving to accept recurring payments over the worldwide web.

     We intend to target businesses through a direct sales force, indirect sales channels and alliance marketing that leverages existing sales and marketing infrastructures developed by us and our alliance partners.

     We intend to grow our B2B business by penetrating specific vertical industries, initially focusing on the entertainment, healthcare, utilities, publishing, professional services, collectibles and retail industries, and political and charitable organizations. The Company is developing a marketing plan for each vertical industry.

CORPORATE INFORMATION

     We were incorporated in Delaware in July 1999. Our principal executive offices are located at 600 Corporate Pointe, 12th Floor, Culver City, California 90230. Our telephone number is (310) 665-7600. Our worldwide website is located at http://www.solutionsamerica.com. We are providing an inactive textual reference only to our website because it does not constitute part of this prospectus. SolutionsAmerica, OneStop and the SolutionsAmerica and OneStop logos are our trademarks. Each other trademark or service mark of any other company appearing in this prospectus is the property of its holder.

THE OFFERING

COMMON STOCK OFFERED BY
SOLUTIONSAMERICA...........  2,000,000 shares

COMMON STOCK OFFERED BY THE
SELLING STOCKHOLDERS.......  3,541,775 shares

COMMON STOCK TO BE
OUTSTANDING AFTER THE
OFFERING...................  13,751,445 shares

ESTIMATED MAXIMUM NET
PROCEEDS TO
SOLUTIONSAMERICA...........  $10,500,000

USE OF PROCEEDS............  We expect to use the net proceeds of this offering principally for repayment of short-term debt and operational needs, expansion of our marketing and sales capabilities, the purchase of capital equipment, mergers and acquisitions and working capital and general corporate needs.

DIVIDEND POLICY............  We currently intend to retain any future earnings to fund development and growth of our business. Therefore, we do not anticipate paying dividends on our common stock in foreseeable future.

PROPOSED NASDAQ SMALLCAP
MARKET SYMBOL..............  "SAMI"

PROPOSED BOSTON STOCK
EXCHANGE SYMBOL............  "SAMI"

INTERNET WEBSITE ADDRESS...  www.solutionsamerica.com

     The number of shares of common stock to be outstanding after the offering is based on 10,139,670 shares outstanding as of August 31, 2000, and assumes the exercise of the warrants and options for the shares included in this offering, but does not include any other option or warrant shares and does not include any shares subject to the Swartz equity line.

SELECTED FINANCIAL DATA

                                                                                 PRO FORMA
                                                                 ACTUAL         (UNAUDITED)
                                                              -------------    --------------
                                                              FROM JULY 16, 1999 (INCEPTION)
                                                                      TO MAY 31, 2000
STATEMENT OF OPERATIONS DATA
Revenues....................................................      529,494           529,494
Net Loss....................................................   (1,093,289)       (1,093,289)
Net Loss per Common Share(2)................................        (0.13)            (0.13)
Weighted Average Shares of Common Stock Outstanding During
  the Period(2).............................................    8,371,074         8,371,074
Shares of Common Stock Outstanding at the End of the
  Period....................................................    8,559,670         9,559,670

BALANCE SHEET DATA                                                         AS OF MAY 31, 2000
                                                              -------------------------------
Total Equity (Deficit)......................................   (1,063,966)        2,058,124
Total Assets................................................      225,259         3,347,349

-------------------------
(1) Pro forma numbers reflect acquisition of the shares of OneStop.com, Inc. in a transaction accounted for as a purchase assuming the transaction took place May 31, 2000.

(2) Weighted average share figures are adjusted to reflect a 4.116233 to 1 stock split that took place in June 2000.

                        RISKS OF INVESTING IN OUR SHARES

     Investing in our common stock involves substantial risks. You should carefully consider the risks and uncertainties described below before making an investment decision. These risks and uncertainties are material risks and uncertainties which may adversely affect our business. We have included every material risk and uncertainty of which we are aware. If any of the following risks or uncertainties actually occur, our business, financial condition or results of operations may be materially adversely affected. In this event, the trading price of our common stock may decline, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results may differ from those described in the forward-looking statements. This may occur because of the risks described below.

WE ARE A DEVELOPMENT STAGE COMPANY WITH NO OPERATING HISTORY.

     We were founded in July 1999 and have not yet operated at a profit. Our limited operating history offers little information to serve as a basis for evaluating us and our long-term prospects. You should consider our prospects in light of the risks, expenses and difficulties that companies in their earlier stage of development encounter, particularly companies in new and rapidly evolving markets. Our success depends upon our ability to address those risks successfully, which include, among other things:

     - Whether we will be able to assemble and maintain the necessary resources, including financial resources, that we will need to develop, integrate, deploy and continually upgrade our digital business processing system and technology to meet evolving market demands;

     - Whether we can continue to build and maintain a strong management team that can develop and execute our business strategy, and respond effectively to changes in the markets for our services and digital business transaction processing system;

     - Whether we can respond quickly and effectively to technological changes and competitive forces in our markets;

     - Whether we will be successful in implementing our sales and marketing strategy; and

     - Whether we will be able to develop and manage strategic relationships to maximize acceptance of our services and system.

     If we do not succeed in addressing these risks, our business likely will be materially and adversely affected.

WE NEED TO RAISE ADDITIONAL CAPITAL IN THE NEAR FUTURE WHICH MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS, OR AT ALL.

     We need to raise additional funds in the near future to fund our operations, to finance the investments in equipment and corporate infrastructure that we will need for the continuing development and deployment of our DBPT system, to launch our e-commerce center, for expansion, to enhance and expand the range of services we offer or to respond to competitive pressures or perceived opportunities, such as investment, acquisition and expansion activities. Additional financing may not be available on terms favorable to us, or at all. Moreover, we may only be able to obtain adequate funds in the future by offering shares with rights senior to or more favorable than the shares offered in this offering. If adequate funds are not available when required or adequate funds are not available on acceptable terms, we may be unable to take advantage of opportunities, or perhaps remain viable. There are significant contractual limitations in the Swartz investment agreement which, with certain exceptions, prohibit us from raising money in private transactions without Swartz's consent. Moreover, there is no assurance that sufficient trading volume in our common stock will occur for us to access the Swartz equity line.

NO MARKET CURRENTLY EXISTS FOR OUR SHARES, AND NONE MAY DEVELOP FOLLOWING THIS OFFERING. NO PRIOR MARKET EXISTS FOR THE SHARES BEING OFFERED IN THIS PROSPECTUS. WE MAY BE UNABLE TO LIST OUR SHARES ON NASDAQ. NASDAQ HAS CERTAIN MARKET ELIGIBILITY AND MAINTENANCE REQUIREMENTS FOR INCLUSION ON THE NASDAQ SMALLCAP MARKET, WHICH WE MAY NOT BE ABLE TO MEET WITH THE CONSEQUENCE THAT THE COMMON STOCK MAY BE TRADED ONLY OVER-THE-COUNTER OR ON THE BULLETIN BOARD, AND BROKERS MAY BE REQUIRED TO COMPLY WITH "PENNY STOCK" TRADING RESTRICTIONS.

     Under the current rules relating to the listing of shares on the Nasdaq SmallCap Market, we must have:

     - at least $4 million in net tangible assets, or $750,000 in net income in two of the last three years, or a market capitalization of at least $50 million;

     - public float of at least 1,000,000 shares;

     - market value of public float of at least $5 million; and

     - a minimum bid price of $4.00 per share, among other requirements.

     For a continued listing, a company must maintain:

     - at least $2 million in net tangible assets, or $500,000 in net income in two of the last three years, or a market capitalization of at least $35 million;

     - public float of at least 500,000 shares;

     - market value of public float of at least $1 million; and

     - a minimum bid price of $1.00 per share among other requirements.

     Our common stock will not initially be eligible for listing on the Nasdaq SmallCap Market. Accordingly, trading, if any, in the shares will be conducted in the over-the-counter market on an electronic bulletin board established for shares that do not meet the Nasdaq SmallCap Market listing requirements or in what are commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of or to obtain accurate quotations as to the price of our shares.

SHOULD WE FAIL TO OBTAIN NASDAQ SMALLCAP MARKET ELIGIBILITY AND THE COMMON STOCK IS TRADED ONLY IN THE OVER-THE-COUNTER MARKET OR BULLETIN BOARD, LIQUIDITY IN THE COMMON STOCK MAY BE SEVERELY LIMITED.

     Stocks in the over-the-counter, bulletin board or "pink sheet" market ordinarily have much lower trading volume than in the Nasdaq SmallCap Market. Very few market makers take interest in shares traded over-the-counter, and accordingly the markets for such shares are less orderly than is usual for Nasdaq SmallCap Market stocks. As a result of the low trading volumes ordinarily obtained in over-the-counter markets, sales of common stock in any significant amount could not be absorbed without a dramatic reduction in price. Moreover, thinly traded shares in the over-the-counter markets are more susceptible to trading manipulations than is ordinarily the case for more actively traded shares.

WE ARE REQUIRED TO KEEP OUR PROSPECTUS CURRENT, AND ANY FAILURE BY US TO DO SO MAY LIMIT YOUR ABILITY TO TRADE OUR SHARES.

     Although we intend to maintain a current registration statement, there can be no assurance that we will be successful in maintaining a current registration statement.

     After our registration statement becomes effective, we will be required to file a post-effective amendment, if facts or events occur which represent a material change in the information contained in the registration statement.

     We intend to qualify the sale of the shares sold by us and selling stockholders in a limited number of states. Qualification for the sale of the shares in the states is essential for the establishment of a trading market in the shares. We can provide no assurances that we will be able to qualify our shares in any state.

OUR REVENUES AND PROFITABILITY DEPEND UPON MARKET ACCEPTANCE OF OUR SYSTEM AND SERVICES AND CORPORATE PARTICIPATION IN THE VIRTUAL MARKETPLACE IN GENERAL.

     The market for our digital business transaction processing system and services is still immature and is evolving rapidly. The growth of our business principally depends upon market acceptance of our system and services, in particular by financial institutions with whom we will set up merchant accounts and other mechanisms for accepting digital financing instruments for our clients, and corporate decision makers creating or participating in a virtual marketplace for purchasing goods or services and conducting other business transactions. Acceptance of our system and services by clients with large transaction volume is critical to our success because a large portion of our revenue will be derived from recurring fees charged to those clients using our system and services. The slow acceptance of our system or services, or businesses' reluctance to participate in the virtual marketplace, would have a material adverse effect on our business.

WE FACE INTENSE COMPETITION.

     The digital business transaction processing industry is new and evolving rapidly, resulting in a dynamic, competitive environment. An increasing number of market entrants have introduced or are developing competing systems and services to enable digital business transaction processing over the Internet, including payment transactions. We expect competition to persist, intensify and increase in the future. Many of our current and potential competitors have longer operating histories, greater name recognition, larger installed client bases and significantly greater financial, technical and marketing resources than us.

     We expect that competition in our markets may force us to compete on price for some of our services. Unless we can increase the number of our clients or the volume of their transactions or reduce our costs, any such price reductions would have an adverse effect on our profitability.

WE RELY SUBSTANTIALLY ON TECHNOLOGY LICENSES.

     We rely on certain significant technology which we license from third parties, including software which is integrated with internally developed software and used in our system to perform key functions. We cannot assure you that third party technology licenses will continue to be available to us on commercially reasonable terms or at all. Additionally, we cannot assure you that we will be provided with the necessary third party software upgrades in a timely fashion. The loss of or inability to maintain any of these technology licenses or the failure of such licensed software to function without upgrades and maintenance could result in the failure of our services or delays in introduction of new services, which could have a material adverse effect on our business, financial condition or operating results.

EVOLVING CREDIT CARD ASSOCIATION RULES AND REGULATIONS MAY CHANGE AND HARM OUR BUSINESS.

     Our operations will be subject to rules and regulations promulgated by the credit card associations (including, Visa, MasterCard and American Express) which may affect the pricing, availability and convenience of our services and the functionality of our system. We have no control over the adoption of such rules and regulations and we must comply with them to continue operations under our current business model. Our compliance with any new rules or regulations could be costly and have a material adverse effect on our business, financial condition and operating results.

WE DEPEND UPON OUR KEY PERSONNEL AND MAY EXPERIENCE DIFFICULTY ATTRACTING AND RETAINING KEY EMPLOYEES.

     Our success depends on the continued service of our key management personnel, including Floyd Kephart, Gary Horowitz, Jeffrey Kilbride and Steven Tandberg. Currently, Messrs. Kephart, Horowitz, Kilbride and Tandberg have entered into written employment agreements with us. At this time, we do not carry life insurance policies on any of our key management personnel. The loss of services from one or more of these persons would have a material adverse effect on our business, operations and financial results. Our success also depends on our ability to attract, motivate and retain highly-skilled managerial, sales, marketing, customer service and support and technology development personnel. Competition for such personnel in our business is intense. Any significant success which we achieve as an Internet based e-commerce business will only enhance the reputation of and alternatives available to our key personnel in that segment of our business. Currently, e-commerce personnel are in very high demand, and receive frequent offers of alternative employment, with salaries, stock options and other benefits, which we may not be able to match. We may not be able to retain our key employees or attract, motivate and retain additional key employees in the future. Our failure to retain these key employees, or failure to attract new technically proficient managers as our needs arise would entail significant additional employment costs, and management personnel changes may result in management strategy shifts which may diminish our ability to achieve profitability.

AFTER THIS OFFERING, OUR EXECUTIVE OFFICERS, DIRECTORS AND 5% OR GREATER STOCKHOLDERS WILL STILL CONTROL ALL MATTERS REQUIRING A STOCKHOLDER VOTE.

     Currently, our existing officers, directors and 5% or greater stockholders (and their affiliates) in the aggregate, beneficially own approximately 86.8% of our outstanding common stock. Upon consummation of this offering, this group will continue to own approximately 60.1% of our outstanding common stock. As a result, such persons, acting together, will have the ability to control the vote on all matters requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership among a small number of our stockholders may have the effect of delaying, deferring or preventing a change in control.

WE MAY EXPERIENCE SOFTWARE DEFECTS AND DEVELOPMENT DELAYS, DAMAGING CLIENT RELATIONS.

     Services based on the integration of sophisticated software and computing systems often encounter development delays, and the underlying software, including software developed by us and software licensed from third parties which we have integrated into our system may contain undetected errors or failures when introduced or when the volume of services provided increases. We may experience delays in the development of our system and the integration and customization of the third party software that we license. In addition, despite testing by us and potential clients, it is possible that the software we utilize in our system may nevertheless contain errors, and this could have a material adverse effect on our business.

WE MAY EXPERIENCE BREAKDOWNS IN OUR DIGITAL BUSINESS TRANSACTION PROCESSING SYSTEM, HARMING OUR BUSINESS.

     The operations for our digital business transaction processing services depend on whether we are able to protect our system from interruption by events that are beyond our control. Events unrelated to the functioning of our technology infrastructure that could cause system interruptions include: fire, natural disasters, power loss, telecommunications failure, unauthorized entry or other events, and failure of banks and other financial institutions to provide financial services.

     We currently have a backup system in place that provides backup support for our services, and additional backup systems are currently in development. Once operational, we may experience growing transaction volumes that may from time to time stress the capacity of our system. There is a possibility that our existing system may be inadequate and cause serious failures of our service. Finally, although we intend to regularly back up data from operations, and take other measures to protect against loss of data, there is still some risk of such losses. A system outage or data loss could materially and adversely affect our business. Despite the security measures we maintain, our infrastructure may be vulnerable to computer viruses, hackers, rogue employees or similar sources of disruption.

     Events related to the functioning of our technology infrastructure that could cause system interruption include: damage to or disruption of hosting communications, and damage to or disruption of service from third party servers.

     Any damage or failure that causes interruptions in our operations could have a material adverse effect on our business. Any problem of this nature could result in significant liability to clients or financial institutions and also may deter potential clients from using our services. We currently do not maintain insurance to limit this sort of liability though we are currently exploring purchasing such insurance. However, we cannot assure you that any insurance coverage we did obtain would be adequate to cover any liabilities we did sustain.

WE RELY ON THE INTERNET INFRASTRUCTURE PROVIDED BY OTHERS TO OPERATE OUR
BUSINESS.

     Our success depends in large part on other companies maintaining the Internet infrastructure. In particular, we rely on other companies to maintain a reliable network backbone that provides adequate speed, data capacity and security and to develop products that enable reliable Internet access and service. If the Internet continues to experience significant growth in the number of users, frequency of use and amount of data transmitted, the Internet infrastructure of thousands of computers communicating over telephone lines, coaxial cable and other telecommunications systems may be unable to support the demands placed on it, and the Internet's performance or reliability may suffer as a result of this continued growth. If the performance or reliability of the Internet suffers, Internet users could have difficulty obtaining access to the Internet. In addition, data transmitted over the Internet, including information and graphics contained on web pages, could reach Internet users much more slowly. This could result in frustration of Internet users, which could decrease online traffic and cause businesses and merchants to process these transactions off-line.

SECURITY AND DISRUPTION PROBLEMS WITH THE INTERNET OR TRANSACTING BUSINESS OVER THE INTERNET MAY INHIBIT THE GROWTH OF OUR BUSINESS.

     The secure transmission of confidential information over the Internet is essential to maintaining client confidence in our digital business transaction processing service. Customers generally are concerned with security and privacy on the Internet and any publicized security problems could inhibit the growth of the Internet. Substantial security breaches on our system could significantly harm our business. A party that is able to circumvent our security systems could misappropriate proprietary information or cause interruptions in our operations. We incur substantial expenses to protect against and remedy security breaches and their consequences. Despite the implementation of security measures, our networks may be vulnerable to unauthorized and illegal access, computer viruses and other disruptive problems. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to users accessing our solution.

     Internet service providers have in the past experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. We may be required to expend significant capital or other resources to protect against the threat of security breaches or to alleviate problems caused by these breaches. Although we intend to continue to implement industry-standard security measures, we cannot be certain that measures implemented by us will not be circumvented in the future.

     If we experience a security breach that results in the misappropriation of proprietary information maintained in our systems or if we experience interruptions in our service, our reputation and brand names may be damaged and we may be exposed to a risk of loss or litigation and possible liability. Damage to our reputation and brand names could cause us to lose clients and negatively affect our business, results of operations and financial condition. Our insurance policies may not be adequate to reimburse us for losses caused by security breaches or service disruption.

WE EXPECT OUR QUARTERLY OPERATING RESULTS TO FLUCTUATE.

     We anticipate that our quarterly operating results will vary significantly as a result of a variety of factors, many of which are outside our control:

     - Changes in the number of transactions effected by our clients, especially as the result of seasonality, success of each client's business, general economic conditions or regulatory requirements restricting our clients;

     - Our ability to attract new clients and to retain our existing clients;

     - Client acceptance of our pricing model; and

     - Our success in expanding our sales and marketing programs.

     In addition to these factors, as a strategic response to changes in the competitive environment, we may from time to time make pricing decisions, marketing decisions, licensing decisions or business combinations that adversely affect our revenues or increase our costs. Extraordinary events such as material litigation or acquisitions also could result in fluctuations in our operating results from one reporting period to the next.

     For these reasons, period-to-period comparisons of our results of operations are not and will not be necessarily a reliable indication of future performance.

WE WILL BE SUBJECT TO EVOLVING GOVERNMENT LEGISLATION AND REGULATIONS, WHICH MAY CHANGE AND HARM OUR BUSINESS.

     Our operations will be subject to continually evolving state and federal laws and regulations affecting Internet commerce, including data collection and online privacy regulations, and business to business transactional regulations. Because electronic commerce in general, and most of our service in particular, are so new, it is difficult to anticipate the extent to which these regulations will affect our business. Any new regulations or change in regulations could lead to increased operating costs and could also reduce the convenience and functionality of our services or system, possibly resulting in reduced market acceptance. The adoption of such laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for our services and systems and increase our cost of doing business or could otherwise have a material adverse effect on our business, financial condition or operating results.

WE MAY BE UNABLE TO PROTECT OUR PROPRIETARY RIGHTS, INCLUDING OUR TRADE SECRETS AND PROPRIETARY SOFTWARE AND BUSINESS PROCESSES.

     Our success and ability to compete is dependent in part upon our proprietary technology which includes certain proprietary anti-fraud software and business processes relating to the integration of third party software into our system. We rely primarily on copyright, trade secret and trademark law to protect our technology. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our services or system without authorization, or to develop similar services or technology independently. Policing unauthorized use of our services and systems is difficult, particularly in the global environment in which we expect to operate, and the laws of other countries may afford us little or no effective protection of our intellectual property. We cannot assure you that the steps that we have taken will prevent others from misappropriating our system and technology.

     We may engage in litigation related to our intellectual property for a number of reasons, including to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others, or defend against claims of infringement or invalidity. This litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, either of which could have a material adverse effect on our business, financial condition or operating results.

OUR SYSTEMS AND SERVICES MAY INFRINGE CLAIMS OF THIRD-PARTY PATENTS, WHICH COULD ADVERSELY AFFECT OUR BUSINESS AND PROFITABILITY.

     We are aware of various patents held by independent third parties in the area of digital business transaction processing systems. It is possible that the holders of rights under these patents could assert them against us. We cannot assure you that our services and system are not within the scope of patents held by others, either now or in the future. If any such claims are asserted, we may seek to obtain a license under a third party's intellectual property rights. There can be no assurance that such a license would be available on reasonable terms or at all. We may also decide to defend against a claim of infringement, but litigation, even if successful, is costly and may have a material adverse effect on us regardless of the eventual outcome.

THE OFFERING PRICE FOR OUR SHARES DOES NOT NECESSARILY BEAR ANY RELATIONSHIP TO OUR ASSETS, BOOK VALUE, EARNINGS OR OTHER ESTABLISHED CRITERIA OF VALUE.

     There has been no prior public market for our shares. The minimum price to the public of the shares offered hereby has been determined by the selling stockholders and us. Among factors considered in determining the offering prices were the history of, and the prospects for, our business, an assessment of our management, our past and present operations, our development and the general condition of the securities market at the time of this offering, but the primary factor was the desire to meet the conditions of the investment agreement to access additional capital. The offering price for the shares does not necessarily bear any relationship to our assets, earnings, book value or any other recognized criteria of value. The minimum offering price of $5.00 per share is substantially in excess of our pro forma net tangible book value of $.20 per share, and in excess of the price received by us for shares sold in prior recent securities transactions.

NEW INVESTORS WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION.

     Investors participating in the initial public offering will incur an immediate, substantial dilution of $4.05 in the net tangible book value per shares of the common stock from the minimum offering price of $5.00 per share. Furthermore, to the extent that we issue additional shares of our common stock pursuant to acquisitions or our strategic relationships, or issue options or warrants to purchase our common stock, these options, when exercised, will result in further dilution. For more information, see "Dilution."

WE DO NOT ANTICIPATE PAYMENT OF DIVIDENDS, AND INVESTORS WILL BE WHOLLY DEPENDENT UPON THE MARKET FOR THE COMMON STOCK TO REALIZE ECONOMIC BENEFIT FROM THEIR INVESTMENT.

     As holders of our shares, you will only be entitled to receive those dividends that are declared by our board of directors out of surplus. We do not expect to have surplus available for declaration of dividends in the foreseeable future. Indeed, there is no assurance that such a surplus will ever materialize to permit payment of dividends to you as holders of the shares. The board of directors will determine future dividend policy based upon our results of operations, financial condition, capital requirements, reserve needs and other circumstances.

WE MAY BE UNABLE TO SUCCESSFULLY ACQUIRE NEW BUSINESSES NEEDED TO EFFECTIVELY COMPETE, OR TO MAKE THESE BUSINESSES PERFORM ONCE ACQUIRED.

     As our business evolves, we may acquire complementary products, technologies, and businesses. Any significant acquisition would entail a risk that we would not be successful in integrating and operating the acquired business, product or technology. A failure to do so could have a material adverse effect on us.

BECAUSE OUR OFFICERS AND DIRECTORS ARE PROTECTED BY LIMITATION OF THEIR LIABILITY TO US AND TO YOU, AND BY THEIR INDEMNIFICATION, UNDER OUR CERTIFICATE OF INCORPORATION AND BYLAWS, THEY ARE NOT LIABLE TO YOU FOR LOSSES AND LIABILITIES RESULTING FROM THEIR MANAGERIAL ACTS.

     Our officers and directors are required to exercise good faith and high integrity in the management of our affairs. The certificate of incorporation and bylaws provide, however, that the officers and directors have no liability to the shareholders for losses sustained or liabilities incurred arising from any transactions entered into in their managerial capacities, unless they violate their duty of loyalty, do not act in good faith, engage in intentional misconduct, engage in a knowing violation of the law, approve an improper dividend or stock repurchase or derive an improper benefit from the transaction. As a result, we and you have a more limited right to action than would have been available if such provisions were not present. The certificate of incorporation and bylaws also provide for the indemnification by us of the officers and directors, against any losses or liabilities they may incur as a result of the manner in which they operated our business or conducted our internal affairs, provided that in connection with these activities they acted in good faith and in a manner which they reasonably believed to be consistent with (or at least, not against) our best interest, and their conduct did not constitute gross negligence, misconduct or a breach of their fiduciary obligations to us or you.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary," "Risks of Investing in Our Shares," "Management's Discussion and Analysis or Plan of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve risks known to us, significant uncertainties and other factors which may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things those listed under "Risks of Investing in Our Shares" and elsewhere in this prospectus.

     In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined above. These factors may cause our actual results to differ materially from any forward-looking statement.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                                USE OF PROCEEDS

     We estimate that the net proceeds from the sale of the 2,000,000 shares of common stock offered by SolutionsAmerica and the exercise of warrants and options for 1,611,775 shares offered by the selling stockholders will be approximately $10.5 million, based on the assumed public offering price of $5.00 per share and after deducting commissions to selling brokers and estimated offering expenses.

     The principal purposes of this offering are to obtain additional capital and to create a public market for our common stock, thereby enhancing our ability to acquire other businesses, products or technologies, and enabling us to access the Swartz equity line. In addition, we believe that as a public company we will gain credibility and increase awareness of our brand name and services. We intend to use the net proceeds from this offering for the repayment of short-term indebtedness, expansion of sales and marketing activities, product development, facilities expansion and other capital expenditures, and for working capital and other general corporate purposes. We may also acquire or invest in businesses, technologies or products that are complementary to our business. We currently have no commitments or agreements for any acquisitions. Pending our use of the net proceeds, we intend to invest them in short-term, interest bearing, investment grade securities.

     If the market price and trading volume of our common stock are at the levels required by the investment agreement with Swartz, we may receive up to an additional $30 million upon the issuance of common stock pursuant to that investment agreement.

                                DIVIDEND POLICY

     We currently intend to retain all future earnings, if any, for funding our growth and, therefore, do not expect to pay any dividends in the foreseeable future. The declaration and payment of dividends are subject to the discretion of our board of directors.

                                    DILUTION

     As of May 31, 2000, our net tangible book value was $2,558,124 or $.20 per share, pro forma after giving effect to the acquisition of OneStop.com, Inc. in August, 2000 for 1,000,000 shares and the issuance of 580,000 additional shares for $500,000 cash and services. Our net tangible book value per share means our tangible assets, less all liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale by us of 2,000,000 shares in this offering and the receipt of the proceeds from the exercise of the warrants and options for the warrant and option stock in this offering, but assuming no issuance of shares pursuant to the investment agreement, and after deducting estimated offering expenses, adjusted net tangible book value would be $13,069,230 or $.95 per share. The result will be an immediate increase in net tangible book value per share of $.75 to existing stockholders and an immediate dilution to new investors of $4.05 per share. As a result, investors in this offering will bear most of the risk of loss since their shares are being purchased at a cost substantially above the price that existing stockholders paid for their shares. "Dilution" is determined by subtracting net tangible book value per share after the offering from the offering price to investors. The following table illustrates this dilution assuming exercise of the options and warrants for the option and warrant shares offered hereby, and no issuance of shares pursuant to the investment agreement.

Minimum offering price per share of the common stock offered hereby....................................................  $5.00
Net tangible book value per share, before the offering......  $ .20
Increase per share attributable to the sale of the shares
  offered hereby............................................  $ .75
                                                              -----
Pro forma net tangible book value per share, after the
  offering..................................................  $ .95
                                                              -----
Dilution per share to new investors.........................  $4.05
                                                              =====

     The above table assumes exercise of options and warrants, and issuance of the option and warrant shares offered hereby. The following table summarizes the investments of all existing stockholders and new investors after giving effect to the sale of the shares offered hereby:

                                                            PERCENTAGE OF TOTAL      AGGREGATE
                                        SHARES PURCHASED          SHARES           CONSIDERATION
                                        ----------------    -------------------    -------------
Present Stockholders..................      8,209,670                60%            $   459,234
Public Stockholders...................      5,541,775                40%            $27,708,875
  Total...............................     13,751,445               100%            $28,168,109

                                 CAPITALIZATION

     The following table sets forth our capitalization as of May 31, 2000:

     - on an actual basis, after giving effect to our 4.11623325 for 1 stock split on June 23, 2000.

     - on a pro forma basis to reflect the acquisition of our wholly-owned subsidiary, OneStop.com, Inc., for 1,000,000 shares of common stock and the issuance of an additional 580,000 shares between June 1 and September 1, 2000, and

     - on a pro forma as adjusted basis to give effect to the receipt of the estimated net proceeds from the sale of 2,000,000 shares of common stock at the offering price of $5.00 per share and the issuance of 1,611,775 shares upon the exercise of warrants and options at the exercise price of $1.00 per share, after deducting estimated offering expenses.

     The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of May 31, 2000 and does not include the following:

     - 1,131,775 shares of common stock not included in this offering which may be issued upon the exercise of warrants.

     - 125,000 shares of common stock issuable upon exercise of options outstanding under our stock option plan and 1,759,266 shares of common stock issuable upon exercise of options granted to our key employees at an exercise price of $1.00 per share.

     - 1,125,000 shares of common stock reserved for issuance pursuant to future grants under our stock option plan.

     - an indeterminate number of shares of common stock that may be issued in the future pursuant to the investment agreement with Swartz.

     The information below is qualified by, and should be read in conjunction with, our "Management's Discussion and Analysis or Plan of Operations" and the financial statements and the notes to those statements appearing at the end of this prospectus.

                                                                    MAY 31, 2000
                                                      -----------------------------------------
                                                                                     PRO FORMA
                                                        ACTUAL        PRO FORMA      ADJUSTED
                                                      -----------    -----------    -----------
                                                                     (UNAUDITED)
Long-term debt......................................           --             --             --
Stockholders' equity:
  Common Stock, $.0001 par value; 50,000,000 shares
     authorized; 8,559,670 shares issued and
     outstanding, actual; 10,139,670 shares issued
     and outstanding, pro forma; 13,751,445 shares
     issued and outstanding, pro forma as
     adjusted.......................................  $       208    $       358    $       719
Additional paid-in capital..........................       29,115      3,651,105     14,162,519
Accumulated deficit.................................   (1,093,289)    (1,093,289)    (1,093,289)
Total stockholders' equity (deficit)................   (1,063,966)     2,558,124     13,069,230

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

     The following discussion and analysis should be read together with the financial statements and related notes of SolutionsAmerica Inc. Included in this Prospectus, beginning on Page F-1. The discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus apply to all related forward-looking statements wherever they appear in this Prospectus. Our actual results may differ materially from those anticipated in such forward-looking statements. Factors that may cause or contribute to differences include those discussed in "Risks of Investing in our Shares," as well as those discussed elsewhere in this Prospectus.

OVERVIEW

     We incorporated in Delaware on July 16, 1999. We began operations in Los Angeles, California in September 1999 when we entered into an agreement to provide management services to Paycom Billing Services, Inc. ("Paycom"), an internet transaction processing company. In December 1999, we acquired Sentinel Software, Inc., a database development company as a wholly owned subsidiary in exchange for the issuance of 327,204 shares of our common stock. The net value of the assets acquired as a result of the transaction was $29,073. We also formed two subsidiaries, SolutionsAmerica (Nevis), Inc., a wholly owned subsidiary, and E-Commerce Transaction Services, Ltd., which is 50% owned with an unaffiliated joint venture partner. SolutionsAmerica (Nevis), Inc. was formed to permit us to provide offshore merchant banking services and E-Commerce Transaction Services, Ltd. was formed as an offshore independent sales organization. To date, neither subsidiary has generated any revenues.

     In December 1999, we acquired Paycom as a wholly owned subsidiary in exchange for our common stock and promissory notes. The merger was subject to being unwound if we did not obtain a financing commitment in the amount of $15 million. Due to the difficult capital markets at the time, the nature of Paycom's business, and the inability of Paycom to provide financial statements acceptable to the investment market, we were unable to obtain the required commitment. As a result, the management agreement with Paycom was terminated in March 2000, and the merger was unwound by transferring Paycom back to its former shareholders and cancelling their equity in and promissory notes from SolutionsAmerica.

     In May 2000, we entered into a letter agreement with Swartz, whereby the parties agreed to enter into an investment agreement for the purchase of our common stock up to an aggregate amount equal to $30 million (the "equity line"), subject to our registering the shares of our common stock subject to the equity line. Within 36 months from the effective date of the registration statement, we have the right to "put" common stock to Swartz, subject to certain dollar amount limitations and other conditions. Generally, shares of common stock "put" to Swartz will be at a purchase price per share equal to the lesser of (i) 91% of the current market price, as defined, or (ii) the current market price as defined minus $.10 subject to a floor price if specified by us. On July 18, 2000, we entered into the investment agreement with Swartz, and granted Swartz a warrant to purchase 600,000 shares of our common stock for its commitment to furnish the equity line.

     Also in May 2000, we entered into a letter of intent to merge with Avenue Entertainment Group, a publicly traded entertainment company. In July 2000, the letter of intent expired and the merger discussions were terminated.

     In May 2000, we also entered into a letter agreement with Dunwoody Brokerage Services, Inc. ("Dunwoody"), whereby Dunwoody will act as placement agent on a best efforts basis in a private placement offering pursuant to Regulation D under the Securities Act of 1933 for up to $2 million of our equity securities.

     On June 23, 2000, we effected an approximate 4.1 to 1 stock split of our common stock.

     SolutionsAmerica has incurred significant net losses and negative cash flows from operations since inception, and as of May 31, 2000, had an accumulated deficit of $1,093,000. We intend to continue to invest heavily in technology and infrastructure development, and marketing and promotion. As a result, we believe that we will continue to incur operating losses and negative cash flows from operations for the foreseeable future and that the rate at which such losses will be incurred may increase from current levels. There can be no assurance that we will be able to achieve or sustain revenue growth, profitability, or positive cash flow on either a quarterly or annual basis.

     Since the termination of our agreements with Paycom in March, 2000, we have used and expect to continue to use private sources of capital to fund our operations. As of August 31, 2000, private sources had provided $826,000 in loans, $16,000 of which was provided by our president, and an equity infusion of $400,000 by an outside investor group. We have granted warrants to purchase common stock in connection with these debt and equity placements. In addition, we have granted warrants to certain vendors, principally our lawyers, who have agreed to defer payments. As of August 31, 2000, the total amount of deferred payments was approximately $1 million.

     In August 2000, SolutionsAmerica acquired from Frontier Insurance Group, Inc. its inactive, wholly owned subsidiary, OneStop.com, Inc. ("OneStop"). OneStop was a direct marketing business-to-business e-commerce company, which used its website and technology platform to aggregate, resell, and provide relevant value-added products, services and information to small businesses through the customized vertical communities which it created. We issued 1,000,000 shares of our common stock to Frontier. The transaction was accounted for as a purchase, with the acquired assets recorded at their appraised value of $3,122,090.

     SolutionsAmerica developed an integrated transaction processing system between March and July, 2000. This system has a capacity of 1,000,000 transactions per month; provides for fraud detection and filtering; recurring charge management; chargeback controls and management; and online, realtime reporting. This system became operational in September 2000.

     We are currently developing for launch in the fourth calendar quarter of 2000 a customized digital business transaction processing infrastructure for businesses and merchants transacting B2B and B2C business worldwide on the Internet.

     We have redesigned the payment system and the information management procedures of the OneStop "vortals" (vertical portals). We intend to re-launch the OneStop vortals during the fourth quarter of 2000. We will also use the infrastructure provided through the OneStop acquisition as the basis for its B2C and B2B future business.

     We expect to incur losses for the near future. Over the next twelve months, we expect the losses to decrease as we bring on customers and increase our revenue stream from the services being offered. However, we also expect to incur more operating expenses as we add staff and incur costs in connection with the marketing of internet commerce solutions.

     We do not currently have sufficient cash available to fund operations. We expect to fund operations primarily from private financing until we are able to access the equity line. We have tangible assets that we acquired in connection with the OneStop acquisition that could be leveraged or sold to raise additional cash. However, there is no guarantee that we will be successful in obtaining additional operating capital.

     Target customers for our e-commerce transaction processing services include Internet-centric businesses, established retailers that have opened online stores to supplement their traditional retail models and merchant aggregators that host websites for other merchants. Our target market also includes subscription based services, as well as large institutions, such as utilities and colleges, that are moving to accept recurring payments over the worldwide web.

     We intend to grow our B2B business by penetrating specific vertical industries. The initial focus is on the entertainment, healthcare, professional services, collectibles, utilities, publishing and retail industries, and political and charitable organizations. We are developing a marketing plan for each vertical industry.

RESULTS OF OPERATIONS

     Our e-commerce processing platform became operational in September 2000. We have been operating as a development stage company since inception in July 1999. Virtually all the revenues that we recognized from inception to May 31, 2000 were the result of the Paycom management agreement that has terminated. Since inception, much of our efforts have consisted of organizing our company, developing our transactional processing system, redefining our business plan, identifying acquisition or merger targets, and the raising of operating capital.

     From inception to May 31, 2000, we had $529,000 in revenue. We incurred approximately $898,000 in salary and payroll tax costs for the same period. We required trained and experienced staff to provide the necessary management support to Paycom, and to help us begin operations, enter into various vendor and strategic partner agreements, and develop our technology and business development platform. In addition, we incurred substantial expenses in connection with acquisitions. Travel and entertainment, and consulting expenses, totaled $135,000 and $92,000 respectively, related to capital raising, business plan development, and company organization functions. Occupancy expenses were $86,000 and do not reflect the ongoing expenditure for space as we received free space during the relationship with Paycom and had limited staff during this period. With $68,000 in other expenses (printing, telephone, supplies, insurance, etc.), we incurred a net loss of $1.1 million from inception to May 31, 2000.

NET OPERATING LOSS CARRYFORWARDS

     At May 31, 2000, we had available net operating loss carryforwards of approximately $1.1 million to offset future taxable income for federal tax purposes. The utilization of the loss carryforwards to reduce future income taxes will depend upon our ability to generate sufficient taxable income prior to the expiration of the net operating loss carryforwards. The federal carryforwards expire beginning in the year 2020. However, the Internal Revenue Code of 1986, as amended, limits the maximum annual use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a corporation. As a result of this offering, a change in ownership is likely to occur which would substantially restrict our use of the net operating loss carryforwards for federal and state income tax purposes.

LIQUIDITY AND CAPITAL RESOURCES

     At May 31, 2000, we had $51,000 in cash and $174,000 in current assets, and we had $1.3 million in current liabilities. We subsequently received an additional $325,000 loan in June and an additional $400,000 from the sale of stock in July. The proceeds from these infusions of cash were used for current operating expenses.

     The May 31, 2000 pro forma balance sheet reflects the acquisition of the net assets of OneStop as if the transaction had taken place on that date. Our balance sheet improved substantially as the result of this acquisition, which was accounted for as a purchase of approximately $2.7 million appraised value of fixed assets and a note receivable of $.4 million. However, our cash balance continued to decline due to cash proceeds from new debt and equity financing being used for ongoing operating expenses. We will incur additional expenses as our transactional processing operations commence full operations; we continue to develop our e-business commerce platform; the operations of OneStop are integrated into our transaction processing system; and we begin our sales and marketing efforts. We obtained an additional loan of $100,000 in August, and we expect to continue to fund operations from private sources until we are able to access the Swartz equity line. We do expect to receive funds from the exercise of warrants to purchase shares included in this offering and from the sale of our shares in this offering, but those funds will be sufficient to meet only a portion of our anticipated cash needs.

     Our future capital requirements will depend on several factors:

     - Market acceptance of our services.

     - Marketing promotions.

     - The amount of resources we devote to the technical development of our current and future service platforms.

     - The amount of capital necessary to maintain technological parity or achieve a competitive advantage.

     - Increased staffing.

     We are committed to developing our technology and servicing our customers in-house with sufficient resources to offer the best service possible, while at the same time providing our stockholders with an appropriate return on investment. To this end, we expect the operating overhead expenses for fiscal 2001 (June 1, 2000 to May 31, 2001) to total approximately $10 million. We expect our employee count to increase from the current level of 24 to a level of 60 by May 31, 2001. We expect to spend approximately $600,000 on capital equipment and new software during the 12 months to meet the level of business projected, the support of the B2B platform and our desire to remain current with the addition of new technologies.

     Until we are able to access the Swartz equity line, we will need to continue to raise working capital privately through loans or other financing arrangements. No specific opportunities can be identified at this time, and we cannot be certain that funds will be available in the future as our needs arise.

RECENTLY ISSUED ACCOUNTING STANDARDS

     The Company has adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income, defined as all changes in equity from non-owner sources. Adoption of SFAS No. 130 does not have a material effect on the Company's financial position or results of operations.

     The Company has adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way public enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders. Adoption of SFAS No. 131 is not expected to have a material effect on the Company's financial position or results of operations.

IMPACT OF INFLATION

     We do not believe that inflation has had a material adverse effect on the operating results since our inception. Increases in wage rates, supplies or other operating costs may adversely affect our operations in the future. However, we believe we will be able to increase the prices of our products, systems and services to offset increases in operating costs.

                                    BUSINESS

OVERVIEW

     We are a development stage company that will provide businesses with the customized, technological infrastructure necessary to process both business-to-business (B2B) and business-to-consumer (B2C) transactions over the Internet. Our digital business transaction processing (DBTP) infrastructure includes functionality for payment transaction processing, fraud prevention and risk analysis, distribution controls, fulfillment management, and digital document archiving. We support our digital business clients with an array of value-added services including web-design, database development, information systems implementation, marketing services and financial services. In the B2B marketplace, we provide "portals" for B2B e-commerce businesses around the world, with an initial focus on businesses in the entertainment, healthcare, utilities, publishing, professional services, collectibles and retail industries, and for political and charitable organizations. We plan to be fully operational by December 31, 2000.

INDUSTRY BACKGROUND

Rapid Growth of the Internet and E-Commerce.

     The Internet has grown in less than a decade from a limited research tool into a global network consisting of millions of computers and users. The Internet is an increasingly significant medium for communication, information and commerce. According to a report published by ActivMedia Research LLC, there are currently over 117 million web users in the United States and over 300 million web users worldwide, a global online expansion of 70% in the past year.

     The rapid growth of the Internet has given businesses, merchants and consumers the opportunity to conduct an increasing amount of commerce online. E-commerce offers numerous advantages to businesses, merchants and consumers. Consumers receive increased selection, competitive prices and the convenience of being able to shop on the Internet 24 hours a day, 7 days a week from the location of their choice. The Internet enables merchants to reach a global audience and operate with limited physical infrastructure, reduced overhead and greater economies of scale. By facilitating access to information, the Internet enables merchants to give customers more detailed product information while affording merchants the opportunity to personalize website content to match the needs and preferences of individual consumers. In addition, online merchants can reduce selling costs by reducing or eliminating investments in physical retail locations and automating much of their interaction with customers.

     These advantages are resulting in a dramatic increase in the amount of commerce conducted over the Internet and the number of businesses and merchants advertising and selling goods and services online. According to ActivMedia Research LLC estimates, the Internet currently represents $132 billion in global revenues, a 129% rise in business activity from 1999. ActivMedia Research LLC estimates that these revenues will increase to approximately $1.4 trillion in 2005.

CHALLENGES TO CONDUCTING COMMERCE OVER THE INTERNET

     Businesses and merchants increasingly are determining that they need an online presence to take advantage of the rapid growth and benefits of e-commerce. To conduct commerce online effectively and efficiently, however, businesses and merchants must address a number of challenges, the most critical of which is processing the business transaction in a digital world.

     Businesses and merchants must develop or acquire a transaction processing infrastructure that enables them to efficiently, effectively and securely process transactions. Online transaction processing is complex and involves a number of elements:

     - Payment processing: The vast majority of online consumer purchases are conducted using credit cards. These credit card transactions should be processed in real-time to confirm an order while the customer is online. Increasingly, merchants are also seeking to process transactions in local currencies around the world.

     - Fraud prevention: Because of the anonymity offered by the Internet and the speed with which one can make purchases, the opportunity for fraud is significant. In e-commerce transactions, because the credit card is not present, a merchant is generally held liable by its bank for the full value of the transaction in the event of credit card fraud even if a pre-authorization has been obtained. Online merchants must find ways to combat this fraud to avoid losing both the product being sold and the related revenue.

     - Sales tax/VAT: An online merchant must comply with many different national, state and local sales tax/value-added tax (VAT) regulations that vary depending on merchant and customer locations or product type.

     - Export compliance: Online businesses must ensure that a proposed transaction complies with complex, rapidly changing export regulations that restrict the export of some goods to prohibited countries, persons and entities.

     - Territory management: A transaction may be subject to policies and restrictions imposed by manufacturers that may prohibit the businesses from selling products due to a customer's geographic location. In addition, discounts based on volume or pricing based on resellers agreements may need to be managed on a micro-transaction basis.

     - Customer Service: Online orders for physical goods must be transmitted to fulfillment centers, distributors or merchant-owned distribution centers for shipment of the goods. The billing issues relating to credit card charges, charge backs, returns, failed deliveries, unfilled subscriptions, and product breakage, all require a personal interface between the customer and the merchant.

     The online merchant must often address these demands while the customer is waiting online. Information that a traditional retailer can collect during a period of hours, such as fraud screen, customer history or export restrictions, often must be available to the online merchant immediately. In addition, the merchant must have an e-commerce system that scales as the business grows, provides a high level of reliability and handles peak loads. The merchant's e-commerce system should also integrate smoothly into its existing business and technology and must support secure, authenticated messaging.

     The business-to-business e-commerce marketplace faces additional complexities because of the lack of a secure and inexpensive payment mechanism. Businesses can find what they want on the Internet through market-enabling websites that bring buyers and sellers together. They can even purchase items over the Internet. But since there is no easy way to pay for goods online, financial settlement must move off-line and occur in a less timely, less efficient paper environment, resulting in the loss of much of the potential benefit of electronic commerce. Beyond the value of reducing search costs for an item, standardizing systems and improving matching for both buyers and sellers, these electronic trading marketplaces need to complete their members' experience by closing the transaction loop with a financial settlement mechanism that can encompass the increased volume and price of B2B transactions.

     As if the payment dilemma were not enough in the domestic market, international business-to-business e-commerce is even more complex. Complexities arise in cross border trade from the multitude of independent logistics providers handling consolidation, freight forwarding, shipping and customer services. Each country has unique, elaborate customs, rules and processes for cross-border business transactions, including import/export laws and regulations. International trade is also a cumbersome, time-consuming, paper-intensive business. Many of the tools and methods used to conduct trade have gone unchanged for several hundred years, and their legal underpinnings are still dependent on paper documents. The different currencies, payment systems, languages and business practices additionally complicate matters and create barriers to entry.

     Electronic marketplaces, e-commerce hubs, infomediaries, digital marketplaces, market enablers, and other online marketplaces of buyers and sellers are predicted to become the leading online business-to-business purchasing solutions. Reaching the masses of willing and able suppliers, customers and partners will be the value-added benefit of such Internet marketplaces. Buyers will have an enhanced online purchasing experience that will seamlessly move them from product discovery to financial settlement.

Meanwhile, suppliers will gain valuable insight into buyers' markets with better tools for tracking buying behavior and assessing product performance, while lowering costs and creating opportunities for market expansion.

     The advantages of doing business online are greatly diminished, however, if, after gaining access to a worldwide selection of buyers and sellers, choosing a product to buy, and even negotiating a price, businesses must move offline to settle or finance the transaction. In the business-to-consumer sector, the problem is easily resolved by the myriad of accepted credit cards. An individual consumer may even select shipping options, track a package and receive confirmation over the Internet. But until now, this has not been possible in the B2B sector, especially in the international marketplace.

EVOLUTION OF E-COMMERCE TRANSACTION PROCESSING SYSTEMS

     In light of these challenges, businesses and merchants who choose to internally develop and maintain an e-commerce presence must invest a significant amount of capital and technical resources. E-commerce technology evolves rapidly, necessitating timely implementation and upgrades. The lengthy and often cost-prohibitive nature of in-house development and maintenance has caused an increasing number of businesses and merchants to outsource some or all of their e-commerce capability development to third-party service providers. Outsourced solutions offer convenience and savings but most service providers specialize in specific, limited aspects of an e-commerce business. Businesses which outsource development of their e-commerce capability typically must devote significant technical expertise and other resources to coordinate multiple vendors and integrate the various components.

     As the Internet becomes an essential marketplace, businesses seek e-commerce service providers with the expertise to deliver a comprehensive system that shortens time to market and maximizes the value of their investment. A transaction processing solution should be available at a low initial and overall cost and, at the same time, be scalable to support the growth of the online business. A solution should also allow the merchant or business to maintain control over its online content, pricing, credit management and customer relationships and to integrate or add new services easily.

     As online businesses and merchants proliferate, need and demand increase for outsourced e-commerce solutions that allow the digital business transaction process to be securely, efficiently and seamlessly conducted between buyer and seller.

OUR SOLUTION

     We are a developer and provider of customized digital business transaction processing infrastructure for businesses and merchants transacting B2B and B2C business worldwide over the Internet. Our technological infrastructure and support services enable businesses and merchants to conduct and complete online transactions, including producing online transaction documentation and obtaining financing and payment to complete transactions.

     Our e-commerce platform includes fraud prevention, payment processing, distribution control, fulfillment management and digital document archiving. We offer value-added professional services to our e-commerce businesses for website functionality design and development, database development, marketing and financing. OneStop.com, our B2B e-commerce center and transactional portal will aggregate businesses that want to transact business with one another and will provide them with the digital business transactions processing capability to enter into online contracts for the purchase of goods and services and to finance and pay for such transactions.

     Our digital business transaction processing system and professional services will enable e-commerce businesses to focus their resources on areas where they can most effectively differentiate themselves, such as marketing, merchandising and product fulfillment. By outsourcing their e-commerce "backroom" to us, online companies can speed their time to market, reduce their overall operating costs, improve cash flow and process orders from any customer. Our DBTP service is comprehensive, scalable to meet increases in the number of transactions, highly reliable and performed through a secure protocol or transmission format.

     Our primary focus initially is on the B2B and B2C transactions of small to medium-sized businesses. Our digital business transaction processing infrastructure and supporting services will empower small and medium-sized businesses to compete for their share of their respective online markets.

     Key benefits of our DBTP solution include:

     - Integrated Transactional Service. We believe that we provide all of the critical capabilities required to enable businesses and merchants to conduct commerce online. We will offer businesses and merchants a comprehensive infrastructure to process business transactions in a digital environment. Our integrated solution minimizes the time, complexity, inconvenience and cost ordinarily associated with a multi-vendor or internally developed online transaction processing solution.

     - Faster Time To Market. The pace of change and the rate of growth of the Internet require greater speed in implementation of e-commerce solutions. Our technological infrastructure and our experience in the planning and development of website functionality and vertical B2B portals will enable online businesses to begin processing transactions in less time than would be required for in-house development and without lengthy or costly integration efforts. Our B2C transaction processing services will be accessed by a single common interface installed on a merchant's e-commerce server or through a web-enabled link. This interface may be easily installed with an Application Programming Interface (API) that resides on the merchant's e-commerce server and will enable them to easily activate our services. Our B2B transaction processing service will be provided through OneStop.com, an Internet based integrated operating center or portal for all B2B e-commerce transactions.

     - Access to Comprehensive Digital Business Transaction Processing Services. We will provide businesses with online access to services that address a broad spectrum of e-commerce transaction processing issues related to global payment processing, fraud prevention, distribution controls, fulfillment management and digital document archiving. We have identified a third-party technology and intend to develop a strategic alliance to enable us to manage micro-transactions in addition to providing analysis on vast amounts of data.

     - Reduced Overall Costs. Our services will enable merchants and businesses to process online transactions without the cost of developing and maintaining their own complex transaction processing systems, database and infrastructure. Furthermore, we believe that our services will lower transaction costs by reducing fraud, chargebacks and credits, while speeding up collections.

     - Comprehensive Technology Platform. We will provide a technical staff of system integrators to work with our customers to ensure the ease of online operations utilizing the most advanced technologies. The technology underlying our e-commerce transaction processing services provides the following benefits:

       - Scalability. Our services will allow merchants and businesses to deliver consistent quality of service as transaction volumes grow, and to handle daily and seasonal peak periods. As a result, merchants and businesses will not have to expand their hardware, software or customer service area to accommodate the transaction processing infrastructure as their businesses grow.

       - High Reliability. Our systems are engineered to provide high reliability, and we will provide transaction processing 24 hours a day, 7 days per week. In addition, we will offer our customers technical services support 24 hours a day, 7 days per week. We intend to enter into a strategic alliance with a customer service company that can provide continual support to our customers 24 hours a day, 7 days per week. In the long term, we intend to acquire or build a customer service operation.

       - Secure Communications. All communications between the business' or merchant's web server and our system will be facilitated by our Commerce Messaging Protocol (CMP). This encrypted protocol allows for message integrity, and identity verification of all communications between the business or merchant and us. We intend to incorporate digital signature processing and digital "wrapping" to enhance secured communications for all media.

       - Real-Time Responses. Because our services will enable online businesses to process e-commerce transactions in real-time, merchants and businesses can improve their level of customer satisfaction and reduce their support costs by avoiding delayed responses and minimizing the need for follow-up communications.

       - Risk Management and Fraud Prevention. We believe that utilizing both "positive" and "negative" databases in conjunction with our alliance with Card Systems, Inc. enables us to provide the most technologically advanced system of risk management, fraud detection and transaction analysis in the marketplace. This risk management and fraud detection system will reduce chargebacks and credits, and enhance collections.

     - Immediate and Long-Term Savings. We enable businesses and merchants to improve their return on investment by allowing them to avoid the significant diversion or investment of resources required to develop and maintain e-commerce transaction processing capabilities internally or to integrate a multi-vendor solution. Because we will regularly reevaluate and update the infrastructure and services we provide, our clients can easily keep pace with rapidly evolving e-commerce technology.

     - Greater B2B Efficiencies. OneStop.com, our B2B e-commerce center and transaction processing portal, will create cost savings and economic efficiencies for our B2B customers and their trading partners by eliminating the need to settle transactions and process payments through slow, paper-intensive off-line mechanisms.

     - International Availability. By establishing off-shore processing centers through which foreign financial institutions can participate, we will be able to extend our digital business transaction processing solution to foreign businesses in both the B2B and B2C marketplaces.

STRATEGY

     Our objective is to be the premier provider of real-time e-commerce payment solutions and the premier service for integrated, web-enabled digital business transaction processing. Key elements of our strategy include the following:

     - Deploy Our DBTP Infrastructure. We have developed a scalable, state-of-the-art digital business transaction system, and are currently processing a limited number of B2C transactions. Our system is currently capable of processing one million transactions per month, the capacity of which will be significantly increased when integrated with our B2B e-commerce center. This integration is projected to be completed in the third quarter of 2000. We expect to conclude beta testing of the B2B system and begin rolling out our DBTP infrastructure to customers by year-end 2000.

     - Enhance and Extend Our E-commerce Services. After deployment of our DBTP infrastructure, we intend to continue to invest resources in our core transaction processing system, thereby further improving availability, reliability and scalability. Based on input from our customers and our strategic partners, we plan to introduce new services to help manage various business functions impacted by transaction processing, including inventory controls and accounts receivable management, accounts receivable and inventory financing, and to solve e-commerce problems as they emerge. To supplement our internal technology development efforts, we acquired Sentinel Software, Inc. and will consider additional acquisitions of complementary technologies or companies as well as new strategic alliances.

     - Launch e-Commerce Transaction Processing Center. We acquired OneStop.com in August 2000. OneStop.com owned and operated a B2B on-line marketplace with a variety of vertical industry portals. We plan to redesign this portal and integrate it with our DBTP infrastructure to create our

       B2B e-commerce transaction processing center. We plan to launch OneStop.com in the fourth quarter of 2000 as an e-commerce transaction processing center which will enable businesses through various vertical portals which we will support to immediately process transactions, examine fraud risks on a real time basis, track, finance and settle payments, track distribution and fulfillment and digitally archive transaction records for future reference.

     - Expand Our Customer Base through Improved Brand Recognition and Increased Marketing. To date, we have made limited investments in marketing and branding. We intend to substantially increase our marketing and promotional programs, including brand recognition, advertising and public relations efforts, to position ourselves as a leader in the e-commerce transaction processing services market. We also intend to increase the size of our direct sales force and enter into additional collaborative relationships to generate new B2B and B2C customers as well as to increase the number of professional services used by our existing customers.

     - Utilize Partnerships to Drive Transactions. We intend to utilize or leverage our strategic relationships to increase our transaction volume and create new markets. We intend to enter into relationships with other companies that offer complementary benefits and allow us to enter new markets.

     - Build Organization Around the Business. We will continue to focus on the needs of our merchant and business customers and build our services and organization accordingly. For example, to provide transaction processing solutions for financial institutions that wish to provide e-commerce merchant banking services, we developed a turnkey e-commerce solution for such banks.

     - International Presence and Operation. We intend to expand the availability and brand recognition of our digital business transaction processing services throughout the world with an initial focus on the Caribbean and Western Europe. We plan to offer foreign businesses digital business transaction processing services by establishing local processing centers in these areas. We currently are identifying and negotiating partner agreements in the Bahamas, Great Britain, Ireland, and the Isle of Mann. We will be establishing facilities to provide our clients with foreign corporations and offshore reporting in addition to offshore transaction processing. These services will be provided through a separate transaction portal.

     - Banking Relationships. We intend to establish a number of major merchant banking relationships. At the core of our digital business transaction process will be our ability to provide merchant banking access to our clients, interface with "backend" payment processors and provide financial support services to our clients. We have established a relationship with the emerging growth division of Imperial Bank and we are negotiating agreements with six additional financial institutions. In addition, we are negotiating with two Caribbean banks to provide similar service in the foreign marketplace.

OUR PRODUCTS AND SERVICES

     DBTP Infrastructure. Our digital business transaction processing infrastructure offers the following functionality:

     - Payment Service. We provide secure, real-time credit card processing services for all major card brands through major processing gateways in the United States. We intend to establish additional gateways in the Carribean and Western Europe. Through our banking relationships we also provide access to various online financial settlement mechanisms in addition to credit cards.

     - Risk Management Services. Fraud control remains the most crucial issue in e-commerce and the greatest challenge facing online merchants and businesses. We are committed to providing the most technologically advanced system of online risk management, fraud detection and transaction analysis available. Our alliance with Internet Query Object Corporation has allowed us to apply their new patented technology for web-enabled, Internet-accessible data queries and online risk management. The result is "Fraud Alert." Fraud Alert enables the tracking of each user for any particular credit card number or merchant account, providing online, real time analysis of credit card use to both banks and merchants. It also tracks the distribution of economic or digital rights on the Internet, providing notification to the intellectual property owner of the distribution of digital rights where an economic transaction did not occur.

     - Distribution Control. We provide a range of distribution control services to help ensure that merchants and businesses comply with corporate, partner, and government policies for product and service sales. They include:

       - Policy control. We offer this distribution control service to assist merchants and businesses in complying with internal corporate policies and partner marketing and distribution agreements for product sales. This service allows merchants and businesses to limit product or service distribution to specific territories, thereby ensuring compliance with marketing policies or distribution agreements.

       - Secure Site Seal/Inspection. Through relationships with leaders in their respective markets we have put together a program to assure buyers of the security and safety of their purchasing transactions. This service, which is provided in conjunction with Verisign and TrustE, will provide a higher level on confidence in the site that is being accessed while also building brand awareness for us.

     - Fulfillment Management. We support a number of services to help online merchants and businesses manage physical and digital product delivery in a secure, efficient fashion. These include:

       - Fulfillment messaging. We can provide secure fulfillment messaging to simplify the transmission of online orders to fulfillment centers, distributors, and merchant-owned distribution centers. The service handles all message routing and supports secure mail, file transfer protocol and electronic data interchange formats. In addition, this service works in conjunction with our payment services to comply with card association rules regarding settlement on product shipment or content usage.

       - Secure digital delivery. We use third party patented technology and digital certificates to provide simple, secure, electronic delivery of digital content, such as software, music, images and documents. We intend to integrate new technologies that are available from InterTrust, Reciprocal, Destiny Technology, MediaDNA or RPK to enhance our total digital security system.

       - Inventory Control. Our system is currently able to track product sales on a transactional basis. However, we are currently integrating an inventory control feature incorporating third party technology which will be capable of handling an unlimited number of inventory items, and will feature a sophisticated pricing and time tracking system that effectively manages inventory at an unlimited number of warehouse and sales sites. Accurate inventory tracking enables our merchants to spot trends and to accurately track future purchase needs.

       - Receivables Management. We are also integrating a receivables management feature incorporating third party technology which will automate the sales management process, track customers, manage invoices, process receipts, and analyze customer activity.

       - Digital Archiving. Utilizing third party technology, we will provide complete digital archiving for all documents created in the digital business transaction process. All documents will be stored electronically in a secure "digital vault" with monitored access. All documents will be indexed to provide ease of retrieval and to create an audit trail for future reference. Clients will be provided with an integrated summary of all related documents. We are currently outsourcing this function.

     Professional Services. Our digital business transaction processing services are enhanced by the value-added professional services we provide our clients. We provide business application expertise and technical know-how to complement our DBTP system and assist our clients in reducing costs, chargebacks and credits, and speeding up collections, and generally enhancing their ability to process transactions in a digital environment.

     - E-Commerce Creative Solutions. When Internet shoppers enter an online store, they expect an effortless, aesthetically pleasing purchasing environment complete with clean, clever interfaces, dynamic, fast-loading graphics, and simple, easy navigation. Pointyheads Intermedia, our in-house design team of graphic artists and web architects, fulfills that expectation. Pointyheads provides full web design solutions for businesses looking to create or improve their own online retail destinations, from initial creative concept to website planning and implementation. Pointyheads also provides advanced portal development services to clients engaged in e-commerce activities through a portal, and is currently working with several "community destination" or "portal" developers in designing their commerce sites.

     - E-Commerce Technology Solutions. Sentinel Software, Inc. is our wholly owned, Virginia-based software consulting firm specializing in the creation of database and web-based solutions for information dissemination, electronic processing, and data analysis for e-commerce businesses. Sentinel is responsible for the design, development and release of our core infrastructure and e-commerce service. Sentinel's development methodology is built on quality assurance throughout the project life cycle. Sentinel places a strong emphasis on analysis, design, integration, and prototyping early in the project life cycle, in order to reduce the number and cost of defects that may be found in later stages. Sentinel customizes its product delivery by market, enabling localization, fraud detection and local regulatory compliance from a single code base.

     - Marketing Services. Our Marketing Services division enables clients to reach their target market, brand their product and capitalize on the marketing and promotional opportunities inherent in e-commerce. Services include: direct marketing strategy, vehicles and implementation; cross-promotional activities with affiliated e-commerce companies; strategic marketing and promotional programs; integration of web-enabled technology with traditional media; search engine placement; customer tracking and profiling; and market and demographic analysis.

     - Financial Services. Our Financial Services division provides financial advisory and management consulting services to e-commerce businesses worldwide. We are establishing relationships with several financial institutions, both domestic and foreign, to assist our clients in obtaining and maintaining merchant accounts for e-commerce operations. We can also provide our clients with access to accounts receivable and inventory financing, credit insurance, and digital document archiving. We will be providing the capability to utilize electronic letters of credit when available from financial institutions.

     - Additional International Services. Internationally, we assist our clients with a comprehensive range of services including the establishment of foreign corporations, on-site jurisdictional representation, offshore transaction processing and foreign reporting requirements.

     - Portal Management. Through OneStop.com, our wholly-owned subsidiary, we provide total portal management services with a focus on recognized e-commerce opportunities in the healthcare, entertainment, utilities, publishing, professional services, collectibles and retail industries, and for political and charitable organizations. In the fourth quarter of 2000, we will launch OneStop.com, our B2B e-commerce transaction processing center through which management information, as well as marketing, technical, processing and information services can be provided to each vertical portal or individual business we support.

     Our economic model is based on the management and execution of e-commerce business transactions and the provision of other value-added services. We will utilize a per transaction fee for service model based upon receiving a percentage of the gross amount of the transactions purchased for high risk merchants, B2B businesses and Independent Sales Organizations (ISOs) and receiving a flat fee for the transactions being processed for low risk merchants and B2C businesses. We will also enter into revenue sharing arrangements with strategic partners. Our professional services can be accessed individually which allows businesses and merchants to tailor their service package to their particular needs. Fee arrangements are based on the specific professional service purchased and may be computed on a project basis, a monthly fee basis, a per transaction basis or in combination. Our economic model is built to generate revenue from every client, every time a transaction occurs or every time a service is provided.

RECENT ACQUISITIONS

     We have acquired a number of businesses that expand the range of our e-commerce enabling capabilities, enhance our technology and facilitate our expansion. We intend to evaluate acquisition opportunities on a continuous basis.

     On December 30, 1999 we acquired Sentinel Software, Inc., a software consulting firm specializing in the creation of database and web-based solutions for information dissemination, electronic processing, and data analysis for e-commerce businesses. Sentinel is responsible for the design, development and release of our core infrastructure and e-commerce service.

     On August 15, 2000, we acquired OneStop.com, an inactive, direct marketing business-to-business e-commerce company, which had used its website and technology platform to aggregate, resell, and provide relevant value-added products, services and information to small and medium size businesses through the customized vertical communities which it had created. This website and technology platform will be redesigned to become our B2B e-commerce transaction processing center.

STRATEGIC BUSINESS RELATIONSHIPS

     We have entered into strategic business relationships with the following companies:

     InternetQuery Object Corporation. Our alliance with InternetQuery Object Corporation created the first e-commerce transaction processing service to utilize iQO.com(TM) technology. The alliance will enable us to provide online merchants new analytical and reporting tools optimized for fraud prevention, and data access and distribution over the Internet. Whereas most databases were designed for client-server transaction processing, iQO.com(TM) technology was created for Internet data analysis. Its design permits large amounts of source data to be efficiently stored as a densely compressed loss-less mass, while a polynomial index provides instant random access to both the cross-dimensional totals and by match keys to the supporting transaction level data. The benefits are fast, consistent analysis of large data volumes and concurrent support of a large user population.

     Card Systems, Inc. Card Systems, Inc. and its wholly owned subsidiary, Maverick International Processing Services, Inc. provide community, regional and multinational banks with a complete array of end-to-end solutions for all types of card processing. We utilize Card Systems' methodologies to assist our clients in streamlining their financial systems, enabling them to earn greater profits and build stronger relationships with their customers.

     Nexxus Holdings Ltd. Nexxus Holdings Ltd. operates an offshore consultancy and data processing center based in the Commonwealth of the Bahamas for the purpose of facilitating Internet-based commerce and related services, including the marketing, processing, issuing, acquiring and settlement of credit/debit card transactions in a secure and private environment. We plan to enter into a joint venture with Nexxus in the Bahamas to establish a processing center.

     Although we view our business relationships as an important factor in our overall business strategy, the other parties to these relationships may reassess their significance at any time. These relationships generally do not establish minimum performance requirements but instead rely on the contractual best efforts of the parties. In addition, our strategic business relationships may be terminated with little notice.

     We believe that our future success will depend in part on our ability to license, develop and maintain advanced e-commerce technologies. Consequently, we expect to invest heavily in acquiring and integrating new technologies and to continue to make strategic acquisitions to augment our digital business transaction processing infrastructure and enhance our technology.

SALES AND MARKETING

Sales

     Target customers for our e-commerce transaction processing services include Internet-centric merchants and businesses, including those that have developed custom transaction processing systems, established retailers that have opened online stores to supplement their traditional retail models and merchant aggregators that host websites for other merchants. Our target market also includes subscription based services as well as large institutions such as utilities and colleges that are moving to accept recurring payments over the worldwide web.

     We intend to grow our B2B business by penetrating specific vertical industries. The initial focus is on the following industries: entertainment, health, utilities, publishing, professional services, collectibles and retail, and political and charitable organizations. The Company is developing a marketing plan for each vertical industry.

     We intend to target merchants and businesses through a direct sales force, indirect sales channels and alliance marketing that leverages existing sales and marketing infrastructures developed by us and alliance partners.

     Our direct sales effort will be comprised of dedicated sales professionals that target small to medium-sized e-commerce merchants and businesses. Our focus will be in providing our digital business transaction processing services to businesses that typically process over 1,000 customer orders per month. In addition, these merchants typically maintain their own online stores. Our direct sales organization will consist of account managers, industry specific managers, and territory managers. Our account managers will focus on maintaining high merchant satisfaction and selling additional professional services to existing merchants. Our industry specific managers will seek to capture a vertical market and our territory managers are responsible for attracting new merchants and businesses to our services.

     Our indirect sales channel partners will include financial institutions, ISOs, Internet Service Providers (ISPs), vertical market industry leaders and resellers, systems integrators, Application Services Providers (ASPs), which are developers of software for Internet commerce servers, Commerce Service Providers
(CSPs), merchant aggregators, which are Internet companies that host groups of merchants and content owners.

     In addition to our direct and indirect sales efforts, we intend to work with several strategic partners to promote our e-commerce transaction processing services. Through partnerships, strategic relationships and contracted sales organizations, we will sell transaction processing services to aggregated groups of customers through ISOs, ISPs, ASPs and CSPs.

     Our strategic partners are expected to work with us to enhance our existing transaction processing services, develop new services, and drive the adoption of industry standards while further increasing the visibility of our e-commerce services. We will pay commissions or share revenue with our strategic partners who refer Internet merchants and businesses to us and with whom we enter into a contractual relationship. Our initial focus will be on those marketing partners that can provide us with committed monthly recurring revenue from subscription based services, monthly billing services, or retail buying clubs.

Marketing

     The marketing efforts of the Company have been limited to date. We intend to use a variety of marketing activities to increase the market awareness of our services and to educate our target audience. In addition to building awareness of our brand, our marketing activities will focus on generating leads for our sales efforts through our banking relationships. To build awareness and attract new merchants we will institute marketing and partnership programs including, advertising, public relations activities, referral programs, co-branded initiatives, virtual seminars and trade shows. We anticipate launching an awareness campaign in the second quarter of 2001.

TECHNOLOGY

Transaction Processing (Digital Business Transaction Processing System).

     Our proprietary digital business transaction processing system employs a modular architecture that was designed to scale rapidly and handle the transaction processing demands of our merchants and businesses across the Internet. This system is composed of multiple groups of servers and routers acting as a single point of contact for our customers' transaction processing requirements. The primary software components of our system are the E-Transaction Databases, the Net Transaction Commerce Engine, the Internet Commerce Services Applications, the Commerce Messaging Protocol, and the client program. This system utilizes industry standards to maximize our compatibility with our customers' e-commerce systems. In addition, we are planning an expansion of our data center and access points that are designed to minimize transaction processing time and eliminate system interruptions.

E-Transaction Database Architecture.

     A number of databases form the core of our transaction processing system:

     - the transaction process database which maintains information necessary to process each individual transaction;

     - the decision support database, which processes reports and provides detailed information about transactions;

     - the digital products rights management database, which manages, tracks, and documents digital products or transactions;

     - a product catalog database which contains the B2B products available through e-commerce transaction processing from our business clients; and

     - a pricing database for each vertical B2B portal in our e-commerce transaction processing center which permits various pricing methodologies including auctions and reverse auctions.

     Our transaction services rely on these databases to store the information necessary to manage the transaction process. For example, our fraud prevention service relies upon a database of millions of transactions to assess the risk of fraud.

Net Transaction Engine.

     Our Net Transaction Engine manages work flow functions and the required communications between Net Transaction Commerce servers, our database and any external resources including each of our participating banks. Our Net Transaction Engine is designed to meet the transaction processing demands of our customers in a secure, fast, efficient, reliable, scalable and inter-operable manner. Our Net Transaction Engine was designed to scale rapidly to handle peak transaction processing loads. Separate Net Transaction Commerce Engine servers share the transaction load from our merchants and provide for immediate backup services should any server fail. Additional servers can be readily added to our data centers to accommodate increased customer demand.

Net Transaction Services Applications.

     We have developed a set of software applications that perform transaction processing services. These services include payment processing, fraud prevention, information management, and consumer response. These applications contain the rules and logic necessary to provide our transaction processing services to our customers. The applications share resources with the databases which allow us to efficiently add new application services to meet our customers needs. We have also designed our B2B transaction processing system so that it will operate on the same platform.

Commerce Messaging Protocol.

     The Commerce Messaging Protocol enables efficient and secure connections between our Net Transaction Engine and our merchants and businesses. In order to ensure secure messaging, Net Transaction utilizes industry standards for secure communications including the Data Encryption Standard. Net Transaction enables our merchants and businesses to securely access our suite of commerce services. Most importantly, the protocol can be integrated into any software product that might require our application services.

Industry Standard.

     The implementation of our architecture is based on, and complies with, widely accepted industry standards. For example, the engine utilizes industry standard components from industry leaders such as Cisco, On Display, Vignette, Verisign, Sun Microsystems, Oracle and Microsoft. Adherence to industry standards provides compatibility with existing applications, enables ease of modification and reduces the need for software modules to be rewritten over time, thus protecting our investment.

Data Centers and Network Access.

     Our data center is hosted by Global Crossing and is currently located in San Ramon, California. We intend to establish our own data center in Northern Virginia with a back-up center in California by the end of 2001. A data center is a facility containing servers, modem banks, network circuits and other physical equipment necessary to connect users to the Internet. Our data center will have multiple levels of redundant connectivity to the Internet, back-up power, fire suppression, seismic reinforcement and security surveillance 24 hours a day, 7 days a week. Our access is provided by an Internet service provider and allows us to serve merchants globally. A point of presence (POP) is a point along an Internet service provider's network that enables users to connect to the Internet more directly and therefore more quickly. These points of presence provide rapid access to our suite of services and significantly reduce the number of Internet connections a transaction must pass through to reach us. We intend to establish processing centers in Western Europe and the Caribbean within the next 24 months.

Product Development.

     Our product development team is responsible for the design, development and release of our core infrastructure and transaction processing system. We have a defined software development methodology that we believe enables us to deliver services that satisfy real business needs for our market while meeting commercial quality expectations. We emphasize quality assurance throughout our software development life cycle. We believe that a strong emphasis placed on analysis, design and rapid prototyping early in the project life cycle reduces the number and costs of defects that may be found in later stages. Our development methodology focuses on delivery of product to each market, enabling localization, fraud detection, and local regulatory compliance from a single code base. When appropriate, we utilize third parties to expand the capacity and technical expertise of our internal product development organization. On occasion, we have licensed third party technology that we believe provides the strongest technical alternative. We believe this approach shortens time to market without compromising our competitive position or product quality.

INTELLECTUAL PROPERTY

     Our future success depends upon our proprietary technology and our ability to integrate new technologies of our strategic partners. We intend to rely on a combination of patent, copyright, trademark, trade secret rights, confidentiality procedures, licensing arrangements, and new intellectual property management technology to establish and protect our proprietary rights.

RESEARCH AND DEVELOPMENT

     Our research and development efforts are directed towards improving the design and functionality of our online portals, improving our network systems and enhancing the technology underlying the features of our e-commerce infrastructure and service.

COMPETITION

     The market for our services is intensely competitive and subject to rapid technological change. We expect competition to intensify in the future. We believe that our direct, primary competitors currently are CyberCash, Cybersource, DCTI, Bottomline Technologies, IFS and iBill in the business-to-consumer sector. We also face competition from developers of other systems for e-commerce transaction processing such as Clear Commerce, Digital River, Trintech, Payment Net, HNC Software, Open Market, Shopnow.com, Hewlett-Packard (VeriFone) and TradeCard, Inc. In addition, we face indirect competition from such companies as iMall, Yahoo, Excite and other retail portals that offer transaction processing as a part of their "Internet commerce solution." Other competition comes from online merchants who develop custom systems. Online merchants who have made large initial investments to develop custom systems may be less likely to adopt an outsourced transaction processing strategy. In addition, other companies including financial services and credit companies may enter the market for our services. In the future, we may also compete with large Internet-centric companies that derive a significant portion of their revenues from e-commerce and will offer, or provide a means for others to offer, e-commerce transaction services, including Cybersource; Go2Net, through its subsidiary Authorize.net; eBay, through its acquisition of Billpoint; Amazon.com, through its subsidiary Accept.com; and Shopnow.com.

     Many of our competitors have longer operating histories, substantially greater financial, technical, marketing or other resources, or greater name recognition than we do. Our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Competition could seriously impede our ability to sell transaction processing services on terms favorable to us. Our current and potential competitors may develop and market new technologies that render our existing or future services obsolete, unmarketable or less competitive. Our current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with other e-commerce transaction service providers, thereby increasing the ability of their services to address the needs of our prospective customers. Our current and potential competitors may establish or strengthen cooperative relationships with our current or future channel partners, thereby limiting our ability to sell services through these channels. Competitive pressures could reduce our market share or require the reduction of the prices of our services, either of which could materially and adversely affect our business, results of operations or financial condition.

     We compete on the basis of certain factors, including: system reliability; service performance; breadth of service offering; ease of implementation; time to market; customer support; and price.

     We believe that we will compete favorably with respect to each of these factors. However, the market for our services is still rapidly evolving, and we may not be able to compete successfully against current and potential future competitors.

FACILITIES

     Our current headquarters are located in approximately 12,000 square feet of office space in Culver City, California which we sublease on a month-to-month basis for $25,000 per month. We anticipate moving the corporate headquarters within the same Southern California area by the end of 2000. We have a small office in Nashville, Tennessee which we lease on a year-to-year basis for $800 per month, a small sales office in Boca Raton, Florida which we lease on a year-to-year basis for $200 per month and a 600 square foot processing and development facility in Warrenton, Virginia which we lease on a monthly basis for $625 per month. We believe that our existing facilities are adequate for our current requirements and that additional space can be obtained on commercially reasonable terms to meet future requirements.

EMPLOYEES

     As of August 31, 2000, we had a total of 25 employees, including four in product development, two in sales and marketing, two in business development, three in systems operation, three in financial services and eleven in general and administrative services. None of our employees are represented by a labor union, and we consider employee relations to be good. We recognize the existence of a competitive labor market and realize that our growth is dependent upon our ability to attract the quality of employee needed to support our planned growth.

REGULATIONS

     The following laws and regulations can impact our business now or in the future:

     Fair Credit Reporting Act. Because our Internet fraud screening system assesses the probability of fraud in an Internet credit card transaction, we may be deemed a consumer reporting agency under the Fair Credit Reporting Act. As a precaution, we are designing our systems and processes so that we will be in compliance with the Act. Complying with this Act requires us to provide information about personal data stored by us. Failure to comply with this Act could result in claims being made against us by individual consumers and the Federal Trade Commission.

     Export Control Regulations. Current export control regulations prohibit the export of strong encryption technology without a license, thereby preventing us from using stronger encryption technology to protect the security of data being transmitted to and from Internet merchants outside of the United States. We have obtained a license to use 168-bit encryption technology with our international merchants, which we believe is adequate for our business.

     Internet Tax Freedom Act. Enacted in October 1998 and effective through October 2001, the Act bars state or local governments from imposing taxes that would subject buyers and sellers of electronic commerce to taxation in multiple states. The Act also bars state and local governments from imposing taxes on Internet access through October 2001. When the Act expires or if the Act is repealed, Internet access and sales across the Internet may be subject to additional taxation by state and local governments, thereby discouraging purchases over the Internet and adversely affecting our business.

     Privacy Laws. The collection, use and dissemination of personally identifiable information is the subject of a variety of existing laws and regulations applicable generally, such as the Fair Credit Reporting Act and FTC Privacy Guidelines, and to online activities specifically, such as the EU Privacy Directive, the Electronic Funds Transfer Act and the Child Online Protection Act. We have adopted privacy policies which we believe comply with these regulations, and we do not believe that compliance will be a problem for us because we do not sell personal information.

LEGAL PROCEEDINGS

     From time to time we have been, and expect to continue to be, subject to legal proceedings and claims in the ordinary course of business. We are not currently involved in any pending litigation.

                                   MANAGEMENT

DIRECTORS, OFFICERS AND KEY PERSONNEL

     The directors, executive officers and key personnel of SolutionsAmerica are as follows:

       NAME                                    TITLE
       ----                                    -----
Floyd W.            Chairman of the Board of Directors, Chief Executive Officer
  Kephart.........
Gary Horowitz.....  Director, President, Chief Operating Officer
Jeffrey             Director, Senior Vice President Technology, Chief Technology
  Kilbride........  Officer
Jordan Posell.....  Director
Michael Sigman....  Director
Viviane Mattey....  Senior Vice President Financial Services
Marc Overman......  President, Sentinel Software, Inc., a wholly-owned subsidiary of the Company
Michael Smith.....  Treasurer, Chief Financial Officer, Secretary
Steven Tandberg...  President, Pointyheads, a division of the Company
John Wheeler......  Senior Vice President Marketing

     Each director holds office for a one-year period or until his or her successor has been elected. At present, our bylaws provide for five directors. The bylaws permit the board of directors to fill any vacancy. A director appointed to fill a vacancy may serve until the next annual meeting of stockholders or until his or her successor has been elected. Officers serve at the discretion of the board of directors. There are no family relationships among any of our officers or directors. Our officers devote full-time to the business of SolutionsAmerica.

     The principal occupations and business experience of our directors, executive officers and key personnel for at least the last five years are as follows:

     Floyd W. Kephart, age 58, has served as chairman of the board of directors of SolutionsAmerica since its inception and has served as chief executive officer since May 2000. Mr. Kephart has served on several corporate boards and on the Securities and Exchange Commission's Advisory Commission on Small Capital Formation. He has been a frequent speaker on issues relating to future trends in business and government. Mr. Kephart has held several government positions and has served as a policy consultant to three presidential administrations. As a consultant, he has worked with over 30 Fortune 150 clients, including General Motors, Sony Pictures Entertainment, Procter & Gamble, Chrysler, ABC, NBC, and Columbia/HCA and has provided media training or advice on corporate strategy to more than 100 corporate executives and celebrities. Prior to serving as chief executive officer, Mr. Kephart was secretary and treasurer of SolutionsAmerica. Mr. Kephart has served as chairman and chief executive officer of Artists & Entertainment, Inc. since 1987. Mr. Kephart also served as chairman of the board of directors of SCA, Inc. from January 1997 through May 1999. Artists & Entertainment was a shareholder in SCA. The other shareholders of SCA deadlocked over the operation of the corporation and decided to put the corporation into bankruptcy. As chairman, Mr. Kephart oversaw the termination of all directors, officers and employees of SCA and filed for protection under Chapter 11 of the Bankruptcy Act. He was then replaced by a trustee who oversaw SCA. Mr. Kephart directs our vision, strategic planning, new technological development, strategic alliances and mergers and acquisitions activities.

     Gary Horowitz, age 64, has served as a director and president of SolutionsAmerica since its inception and currently also serves as our chief operating officer. Mr. Horowitz served as our chief executive officer from its inception to May 2000. From June 1998 through April 1999, Mr. Horowitz was president of Recovery Network, Inc., a cable television network programming subject matter relating to addiction and health issues. From July 1993 through March 1996, Mr. Horowitz was president and chief executive officer of Harmony Holdings, Inc., a publicly-held company whose shares are traded on the Nasdaq SmallCap Market (HAHO), which owned and operated a group of television commercial and music video production companies. Additionally, Mr. Horowitz served as director, publisher and chief executive officer of the alternative weekly publication, "LA Weekly" and was co-founder of Wakeford/Orloff, a producer of worldwide television advertising for major American corporations and also of motion pictures. Mr. Horowitz oversees our operations, including sales and marketing, advertising, customer service, human resources, public relations, and financial systems and reporting.

     Jeffrey Kilbride, age 35, became senior vice president, technology and chief technology officer in March 2000. Mr. Kilbride is an expert programmer and systems analyst with extensive experience in large-scale Internet network design and deployment; TCP/IP network programming, design, installation and troubleshooting; software project management; and numerous programming languages. Mr. Kilbride co-designed and developed all technologies related to our online transaction engine, including the real time database-driven client reporting system, which is capable of servicing over 10,000 clients. From July 1998 through March 2000, Mr. Kilbride served as chief executive officer of Paycom, and served as chief technical officer of Paycom from July 1997 through December 1998. Mr. Kilbride was a senior applications developer at Potentia Technologies from July 1995 through July 1997. Mr. Kilbride is responsible for the day-to-day operation of our systems.

     Jordan Posell, age 36, became a director of SolutionsAmerica in July 2000. Mr. Posell has been with eToys, Inc., as director, finance and administration from February 1998 through December 1998; vice president, finance and administration from December 1998 through September 1999; and vice president, financial operations from August 1999 to the present. From 1997 through February 1998, Mr. Posell was vice president, portfolio company operations of idealab! and he was chief operating officer and acting chief financial officer of Lone Eagle Publishing Company from 1995 through April 1997.

     Michael Sigman, age 51, joined our board of directors in May 2000. For the past six years Mr. Sigman has served as president and chief executive officer of the alternative weekly publications "LA Weekly" and "OC Weekly." Mr. Sigman is currently on the board of directors of two non-profit organizations, the Wright Institute and Antioch University. He also serves as executive vice president of Village Voice Reading, Inc.

     Viviane Mattey, age 43, joined SolutionsAmerica in January 2000 and has served as senior vice president, financial services since May 2000. Ms. Mattey is a financial services expert with nearly twenty years of experience in corporate finance, international taxation, offshore structuring, strategic planning and mergers and acquisitions. Ms. Mattey was vice president of The Winterbotham Trust Company Limited from February 1999 to December 1999. From April of 1997 to January 1999, Ms. Mattey served as vice president of Ermitage Management Ltd. She also served as vice president of finance of Adarof Medical, Inc., and its subsidiary, Perry Baromedical Corporation, from November 1993 to March 1997.

     Marc Overman, age 31, has served as president of Sentinel Software, Inc. since December 1996. SolutionsAmerica acquired Sentinel Software in December 1999 and has maintained it as a wholly owned subsidiary to oversee our product development. As founder and president of Sentinel, Mr. Overman developed e-commerce systems including an online credit card transaction processing system to protect against fraud and a real time Internet traffic brokering system for e-commerce. Mr. Overman was chief technical lead of Logicon/Northrop Grumman from January 1995 through April 1998.

     Michael Smith, age 45, has served as chief financial officer, treasurer and secretary of SolutionsAmerica since September 2000. Prior to joining SolutionsAmerica, Mr. Smith was a principal in Strategic Focus, LLC, an accounting and financial consulting firm, from 1994 through August 2000. Mr. Smith also was vice president of finance and administration for Paul Monroe Engineering, a $25 million subsidiary of a major Danish Company from 1989 to 1994. Mr. Smith has an extensive background in accounting and business development and analysis, and he has worked in administrative and financial management for the last twenty years with numerous companies, including Northrop and Teledyne.

     Steven Tandberg, age 34, has been president of Pointyheads, our creative design division, since March 2000. Prior to that, Mr. Tandberg was vice president, production for Paycom from April 1997 to February 2000 and president and owner of The Internet Guy from March 1995 to March 1997.

     John Wheeler, age 47, has served as senior vice president, marketing since May 2000. Prior to joining SolutionsAmerica, Mr. Wheeler was chief operating officer and senior vice president sales and marketing for Recovery Network, Inc. from February 1997 through March 1999 where he implemented both the Internet and e-commerce components of the Network and amassed a subscriber base of nearly five million affiliate homes in 20 months of operation. Mr. Wheeler also served as president of Parenthood Television from May 1994 through February 1997. Mr. Wheeler oversees our business development and general operations.

DIRECTOR COMPENSATION

     Jordan Posell and Michael Sigman have each received warrants to purchase up to 50,000 shares of our common stock at $1.00 per share as compensation for their services as directors. No other directors receive compensation for their services other than reimbursement of expenses related to attending meetings of the board of directors.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation of our executive officers for the year ended May 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION            LONG-TERM COMPENSATION
                                         ---------------------------   ---------------------------------
                                                                               AWARDS            PAYOUTS
                                                              OTHER    -----------------------   -------     ALL
                                                             ANNUAL    RESTRICTED   SECURITIES              OTHER
                                                             COMPEN-     STOCK      UNDERLYING    LTIP     COMPEN-
                                          SALARY     BONUS   SATION      AWARDS      OPTIONS/    PAYOUTS   SATION
  NAME AND PRINCIPAL POSITION     YEAR     ($)        ($)      ($)        ($)        SARS(#)       ($)       ($)
  ---------------------------     ----   --------    -----   -------   ----------   ----------   -------   -------
Floyd W. Kephart................  2000    175,000(1)  --       --          --             --       --        --
  Chief Executive Officer
Gary Horowitz,..................  2000    175,000(2)  --       --          --             --       --        --
  President
Jeffrey Kilbride................  2000     45,000(3)  --       --          --        642,133       --        --
  Senior Vice President
Technology
John Wheeler....................  2000    105,000(4)  --       --          --         75,000       --        --
  Senior Vice President
Marketing
Steven Tandberg.................  2000     45,000(5)  --       --          --        642,133       --
  President, Pointyheads
Viviane Mattey..................  2000     43,750(6)  --       --          --        400,000       --        --
  Senior Vice President
Financial
  Services
Marc Overman....................  2000     41,250(7)  --       --          --             --       --        --
  President, Sentinel Software

-------------------------
(1) Represents amount actually accrued and paid in full in fiscal year 2000. Mr. Kephart's annual salary is $300,000.

(2) Represents amount actually accrued and paid in full in fiscal year 2000. Mr. Horowitz' annual salary is $300,000.

(3) Represents amount actually accrued and paid in full in fiscal year 2000. Mr. Kilbride's annual salary is $200,000.

(4) Represents amount actually accrued and paid in full in fiscal year 2000. Mr. Wheeler's annual salary is $180,000.

(5) Represents amount actually accrued and paid in full in fiscal year 2000. Mr. Tandberg's annual salary is $200,000.

(6) Represents amount actually accrued and paid in full in fiscal year 2000. Ms. Mattey's annual salary is $175,000.

(7) Represents amount actually accrued and paid in full in fiscal year 2000. Mr. Overman's annual salary is $165,000 per year plus 10% of Sentinel's net income.

EMPLOYMENT AGREEMENTS

     In August 2000, we entered into an employment agreement with Floyd W. Kephart, our chief executive officer, providing that, commencing as of July 1, 2000 and terminating five years later, subject to automatic annual extension, Mr. Kephart will devote his full-time business efforts to SolutionsAmerica for a salary of $300,000 per year. Mr. Kephart will also receive an annual bonus commencing in fiscal year 2001 equal to five percent of our fiscal year net profits in excess of $5 million. Additionally, Mr. Kephart will receive stock options in an amount determined by the board of directors on the Company's initial public offering or merger with a public company at the lowest purchase price at which options are granted under our stock option plan. These options will vest over a three-year period commencing as of July 1, 2000. Mr. Kephart is entitled to participate in insurance, pension and other benefit plans we establish for our employees. If Mr. Kephart is terminated upon a "change in control," which is deemed to have occurred when a person or affiliated group of people obtain 50% or more of our voting securities or when a majority of our board of directors are not elected as part of the management nominated slate, Mr. Kephart will be entitled to his full salary and benefits for three years from the date of termination and if his options would be terminated as a result of a change in control, then all of his unvested options will become immediately exercisable. If Mr. Kephart is terminated without cause or as a result of our material breach of his employment agreement, he will be paid the remaining balance of his salary for the term, all of his stock options will vest and become immediately exercisable and he will be provided with all benefits to which he is entitled for the remainder of the term.

     In August 2000, we entered into an employment agreement with Gary Horowitz, our president, providing that, commencing as of July 1, 2000 and terminating five years later, subject to automatic annual extension, Mr. Horowitz will devote his full-time business efforts to SolutionsAmerica for a salary of $300,000 per year. Mr. Horowitz will also receive an annual bonus commencing in fiscal year 2001 equal to five percent of our fiscal year net profits in excess of $5 million. Additionally, Mr. Horowitz will receive stock options in an amount determined by our board of directors on our initial public offering or merger with a public company at the lowest purchase price at which options are granted under our stock option plan. These options will vest over a three-year period commencing as of July 1, 2000. Mr. Horowitz is entitled to participate in insurance, pension and other benefit plans we establish for our employees. If Mr. Horowitz is terminated upon a change in control, he will be entitled to his full salary and benefits for three years from the date of termination and if his options would be terminated as a result of a change in control, then all his unvested options will become immediately exercisable. If Mr. Horowitz is terminated without cause or as a result of our material breach of his employment agreement, he will be paid the remaining balance of his salary for the term, all of his stock options will vest and become immediately exercisable and he will be provided with all benefits to which he is entitled for the remainder of the term.

     In August 2000, the Company entered into an employment agreement with Steven Tandberg, president of Pointyheads, a division of SolutionsAmerica, providing that, commencing as of August 1, 2000 and terminating one year later subject to automatic annual extension, Mr. Tandberg will devote his full-time business efforts to SolutionsAmerica for a salary of $200,000 per year. As of June 24, 2000, Mr. Tandberg was granted an option to purchase 642,133 shares of common stock at $1.00 per share. Additionally, Mr. Tandberg will receive stock options in an amount determined by our board of directors on our initial public offering or merger with a public company at the lowest purchase price at which options are granted under our stock option plan. These options will vest over a three year period commencing as of August 15, 2000. If Mr. Tandberg's options would be terminated as a result of a change in control, all of Mr. Tandberg's unvested options will become immediately exercisable. Mr. Tandberg is entitled to participate in insurance, pension and other benefit plans we establish for our employees. If Mr. Tandberg is terminated without cause or as a result of our material breach of his employment agreement, he will be paid the remaining balance of his salary for the term, all of his stock options will vest and become immediately exercisable and he will be provided with all benefits to which he is entitled for the remainder of the term.

     In August 2000, the Company entered into an employment agreement with Jeffrey Kilbride, our chief technology officer, providing that, commencing as of August 1, 2000 and terminating two years later subject to automatic annual one-year renewal, Mr. Kilbride will devote his full-time business efforts to SolutionsAmerica for a salary of $200,000 per year. As of June 24, 2000, Mr. Kilbride was granted an option to purchase 642,133 shares of common stock at $1.00 per share. Additionally, Mr. Kilbride will receive stock options in an amount determined by our board of directors on our initial public offering or merger with a public company at the lowest purchase price at which options are granted under our stock option plan. These options will vest over a three year period commencing as of August 15, 2000. If Mr. Kilbride's options would be terminated as a result of a change in control, all of Mr. Kilbride's unvested options will become immediately exercisable. Mr. Kilbride is entitled to participate in insurance, pension and other benefit plans we establish for our employees. If Mr. Kilbride is terminated without cause or as a result of our material breach of his employment agreement, he will be paid the remaining balance of his salary for the term, all of his stock options will vest and become immediately exercisable and he will be provided with all benefits to which he is entitled for the remainder of the term.

     In connection with the acquisition of Sentinel Software, Inc., we entered into an employment agreement with Marc Overman, the president of Sentinel commencing as of December 30, 1999 and continuing through December 31, 2001. Mr. Overman will devote his full-time business efforts to SolutionsAmerica with the exception that Mr. Overman may continue to conduct his businesses which existed as of December 30, 1999 so long as the conduct of such businesses does not materially conflict with or interfere with his duties to us. Mr. Overman is paid a base salary of $168,000 per year plus an annual bonus of 10% of Sentinel's net income before taxes. In consideration for the acquisition of Sentinel, we issued Mr. Overman 327,204 shares of common stock. Mr. Overman is entitled to participate in insurance, pension and other benefit plans we establish for our employees.

STOCK OPTIONS

     The following table sets forth information for each of our executive officers concerning stock options granted to them as of June 24, 2000.

                               INDIVIDUAL GRANTS

                                              NUMBER OF       % OF TOTAL
                                              SECURITIES     OPTIONS/SARS
                                              UNDERLYING      GRANTED TO     EXERCISE OR
                                             OPTIONS/SARS    EMPLOYEES IN    BASE PRICE     EXPIRATION
                   NAME                       GRANTED(#)     FISCAL YEAR       ($/SH)          DATE
                   ----                      ------------    ------------    -----------    ----------
Jeffrey Kilbride...........................    642,133             34%          $1.00        6/23/10
Viviane Mattey.............................    400,000           21.2%          $1.00        6/23/10
Steven Tandberg............................    642,133             34%          $1.00        6/23/10
John Wheeler...............................     75,000            4.0%          $1.00        6/23/10

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth information as of August 31, 2000 with respect to (i) the beneficial ownership of our outstanding common stock by each person who is the beneficial owner of more than 5% of our capital stock; each of our directors; each of our executive officers and all of our executive officers and directors as a group and (ii) the shareholders selling their shares in this initial public offering.

                                                                      SHARES OFFERED
                                                                  -----------------------
                                         SHARES BENEFICIALLY                   ISSUABLE      SHARES BENEFICIALLY
                                       OWNED PRIOR TO OFFERING                   UNDER      OWNED AFTER OFFERING
                                       ------------------------                WARRANTS     ---------------------
          NAME AND ADDRESS                NUMBER       PERCENT      OWNED     AND OPTIONS     NUMBER     PERCENT
          ----------------             ------------   ---------   ---------   -----------   ----------   --------
Floyd W. Kephart.....................    4,116,233       40.6%      300,000                 3,816,233      27.8%
  600 Corporate Pointe
  12th Floor
  Culver City, CA 90230
Gary Horowitz........................    4,116,233       40.6%      300,000                 3,816,233      27.8%
  600 Corporate Pointe
  12th Floor
  Culver City, CA 90230
Frontier Insurance Group, Inc........    1,000,000        9.9%    1,000,000                         0         0%
  245 Perimeter Center Pkwy
  4th Floor
  Atlanta, GA 30346
Kurt N. Feshbach(1)..................    1,125,000       10.5%       50,000                 1,075,000       7.5%
  2700 Middlefield Road
  Palo Alto, CA 94306
Michael Sigman(2)....................       50,000         .5%                   50,000             0         0%
  6715 Sunset Boulevard
  Los Angeles, CA 90028
Jordan Posell(3).....................       50,000         .5%                   50,000             0         0%
  3100 Ocean Park Boulevard
  Suite 300
  Santa Monica, CA 90405
Swartz Private Equity, LLC(4)........      600,000        5.6%                  600,000             0         0%
  c/o Eric S. Swartz
  200 Roswell Summit, Suite 285
  1080 Holcomb Bridge Road
  Roswell, GA 30076
Citadel Capital Management
  Corporation(5).....................    1,151,775       10.2%                  641,775       510,000       3.6%
  333 So. Grand Avenue
  Suite 3030
  Los Angeles, CA 90071
Peter Banner(6)......................       80,000         .8%       40,000      40,000             0         0%
  220 Loma Metisse
  Malibu, CA 90265
Kenny Coplon(7)......................       95,000         .9%       40,000      45,000        10,000       .07%
  19902 Pacific Coast Hwy.
  Malibu, CA 90265
Jeffrey Kilbride(8)..................      642,133        6.0%                  200,000       442,133       3.1%
  600 Corporate Pointe
  12th Floor
  Culver City, CA 90230

                                                                      SHARES OFFERED
                                                                  -----------------------
                                         SHARES BENEFICIALLY                   ISSUABLE      SHARES BENEFICIALLY
                                       OWNED PRIOR TO OFFERING                   UNDER      OWNED AFTER OFFERING
                                       ------------------------                WARRANTS     ---------------------
          NAME AND ADDRESS                NUMBER       PERCENT      OWNED     AND OPTIONS     NUMBER     PERCENT
          ----------------             ------------   ---------   ---------   -----------   ----------   --------
Steven Tandberg(9)...................      642,133        6.0%                  200,000       442,133       3.1%
  600 Corporate Pointe
  12th Floor
  Culver City, CA 90230
John Wheeler(10).....................       75,000         .7%                                 75,000        .5%
  600 Corporate Pointe
  12th Floor
  Culver City, CA 90230
Viviane Mattey(11)...................      400,000        3.8%                   80,000       320,000       2.3%
  600 Corporate Pointe
  12th Floor
  Culver City, CA 90230
Marc Overman.........................      327,204        3.2%      200,000                   127,204        .9%
  600 Corporate Pointe
  12th Floor
  Culver City, CA 90230
The Presburger Family Trust(12)......      180,000        1.7%                  180,000             0         0%
  5240-5 Yarmouth Avenue
  Encino, CA 91316
All Executive Officers and Directors
  as a group (10 persons)(13)........   10,418,936       86.8%      800,000     580,000     9,038,936      60.1%

-------------------------
 (1) Includes shares and warrants held by the Kurt N. Feshbach Living Trust, Feshbach Partners I and Feshbach Partners Offshore. Includes 625,000 shares of common stock issuable upon exercise of warrants exercisable within 60 days of September 1, 2000.

 (2) Includes 50,000 shares of common stock issuable upon exercise of warrants exercisable within 60 days of September 1, 2000.

 (3) Includes 50,000 shares of common stock issuable upon exercise of warrants exercisable within 60 days of September 1, 2000.

 (4) Includes 600,000 shares of common stock issuable upon exercise of outstanding warrants which are currently exercisable. Does not include up to an aggregate of 10,000,000 shares of our common stock that we may sell to Swartz pursuant to the investment agreement and up to 1,000,000 shares of our common stock underlying the warrants issuable in connection with the investment agreement, which shares would not be deemed beneficially owned within the meaning of Sections 13(d) and 13(g) of the Exchange Act before their acquisition by Swartz. It is expected that Swartz will not beneficially own more than 9.99% of our outstanding common stock at anytime.

 (5) Includes 641,775 shares of common stock issuable upon exercise of warrants exercisable within 60 days of September 1, 2000 which warrants are held by Citadel Capital Management Corporation and Matthew C. Fragner and Phillip Roberts, the principals of Citadel. Includes common stock issuable upon exercise by Citadel of its right to convert all or part of a $510,000 note owned by Citadel to common stock for $1.00 per share.

 (6) Includes 40,000 shares of common stock issuable upon exercise of warrants exercisable within 60 days of September 1, 2000.

 (7) Includes 55,000 shares of common stock issuable upon exercise of warrants exercisable within 60 days of September 1, 2000.

 (8) Shares listed represent fully vested and exercisable options to purchase the shares of common stock.

 (9) Shares listed represent fully vested and exercisable options to purchase the shares of common stock.

(10) Shares listed represent fully vested and exercisable options to purchase the shares of common stock.

(11) Shares listed represent fully vested and exercisable options to purchase the shares of common stock.

(12) Includes 180,000 shares of common stock issuable to the Presburger Family Trust and Presburger family members upon exercise of warrants, exercisable within 60 days of September 1, 2000.

(13) Includes 1,859,266 shares of common stock issuable under fully vested stock options and warrants exercisable within 60 days of September 1, 2000.

     This prospectus covers the resale by the selling stockholders of these shares, plus, in accordance with Rule 416 under the Securities Act of 1933, such additional number of shares of our common stock as may be issued on exercise of the warrants resulting from stock splits, stock dividends or the application of antidilution provisions in the warrants. The number of shares shown in the preceding table as being offered by the selling stockholders does not include such presently indeterminate number of additional shares of our common stock.

     Any and all of the shares of common stock may be offered for sale pursuant to this prospectus by the selling stockholders from time to time. Accordingly, no estimate can be given as to the amounts of shares of our common stock that will be held by the selling stockholders upon consummation of any such sales. In addition, the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their shares since the date on which the information regarding their common stock was provided in transactions exempt from the registration requirements of the Securities Act of 1933.

     Under the securities laws of certain states, the shares may be sold only through registered or licensed broker-dealers or pursuant to available exemptions from such requirements. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale or an exemption from such requirement is available and is complied with.

     We will pay certain expenses in connection with this offering, estimated to be approximately $1.1 million but we will not pay for any underwriting commissions and discounts, if any, or counsel fees or other expenses of the selling stockholders. We have agreed to indemnify the selling stockholders, their directors, officers, agents and representatives, and any underwriters, against certain liabilities, including certain liabilities under the Securities Act of 1933. The selling stockholders have also agreed to indemnify us, our directors, officers, agents and representatives against certain liabilities, including certain liabilities under the Securities Act of 1933.

                           CERTAIN RELATIONSHIPS AND
                           RELATED PARTY TRANSACTIONS

     Pursuant to a stock purchase agreement dated December 30, 1999, we acquired all of the stock of Sentinel Software, Inc., a Virginia corporation, now one of our wholly-owned subsidiaries, and we secured the employment of Marc Overman, president of Sentinel. In consideration for Sentinel's stock and the employment agreement, we issued Mr. Overman 327,204 shares of our common stock.

     As of May 3, 2000, we issued to Swartz warrants for 600,000 shares exercisable at $1.00 per share, subject to reset if the lowest closing bid price of our common stock is less than $1.00 on certain dates. These warrants are in consideration of the equity line which Swartz is establishing for us under the investment agreement.

     Pursuant to a promissory note, dated May 24, 2000, Citadel Capital Management Corporation loaned us $510,000 for operating capital and we issued warrants to Citadel and Matthew C. Fragner and Phillip Roberts, Citadel's principals, for a total of 641,775 shares exercisable at prices ranging from 75% of the average bid price to the lesser of (i) 50% of the average bid price and
(ii) $1.00 per share. The average bid price is defined as the average bid price as reported in the Wall Street Journal over the 30 day period prior to the exercise of the warrant. Additionally, Citadel has the right to convert any or all of the outstanding debt under the promissory note into shares of our common stock at a price of $1.00 per share.

     Pursuant to a merger agreement dated as of July 11, 2000, we acquired all of the common stock of OneStop.com from OneStop's sole shareholder, Frontier Insurance Group, Inc., a Delaware corporation. We issued 1,000,000 shares of our common stock to Frontier in consideration for the merger. Under the merger agreement, if we do not register Frontier's shares by December 31, 2000 or if the per share market value does not exceed $1.00 on or before December 31, 2000, Frontier can cause us to repurchase 500,000 shares of our common stock for $1 million.

     As of June 29, 2000, we issued a total of 400,000 shares of our common stock to Kurt N. Feshbach and his affiliates for a purchase price of $400,000. Additionally, we issued warrants to Mr. Feshbach and his affiliates for 500,000 shares exercisable at a price per share equal to the lesser of (i) 50% of the average bid price or (ii) $1.00 per share. As of September 1, 2000, we issued to The Kurt N. Feshbach Living Trust 100,000 shares for a purchase price of $100,000 and warrants for 125,000 shares exercisable at a price per share equal to the lesser of (i) 50% of the average bid price or (ii) $1.00 per share.

                              INVESTMENT AGREEMENT

OVERVIEW

     We signed an investment agreement, dated July 18, 2000, with Swartz Private Equity, LLC, a Georgia limited liability company, for the future issuance and purchase of shares of our common stock. The investment agreement establishes what is sometimes termed an equity line. In general, the equity line operates like this: the investor, Swartz, has committed to purchase up to $30 million worth of shares of our common stock over a 3-year period following the effectiveness of this registration statement. Once every 25 trading days, we may cause Swartz to purchase up to $2 million of our common stock, subject to a formula based on the lowest closing bid price for our common stock and the trading volume during a prescribed 20 trading day pricing period. At the end of the 20 trading day period following our exercise of our put option to cause Swartz to purchase our shares, the actual purchase amount is determined based on the aggregate trading volume and the lowest closing bid price during that 20 trading-day pricing period, subject to certain volume and price limitations. The formulas for determining the number of shares we issue to Swartz and the price per share paid by Swartz are described in detail beginning on page 42.

     The aggregate total of all puts cannot exceed $30 million and no single put can exceed $2 million. The investment agreement does not permit us to cause Swartz to purchase our shares to the extent that the issuance of such shares, when added to the number of shares acquired by Swartz under the investment agreement during the 31 days preceding the put date, would exceed 9.99% of our total number of shares of common stock outstanding calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934.

     Swartz will receive the greater of a $.10 discount or a 9% discount to the lowest closing bid price of our common stock for any 20 day pricing period, but the purchase price will not be less than a minimum purchase price if we have specified one. We will receive the amount of the purchase price less this discount. In addition, Swartz will receive in connection with each purchase a five year warrant to purchase a number of shares equal to 10% of the shares issued in each put at an initial price of 110% of the market price for that put, subject to reset if the lowest closing bid price of our common stock is less than the initial price on six-month anniversary dates.

     We are under no obligation to sell shares during any period. However, if we have not sold to Swartz at least $1 million of shares during each 6-month period following effectiveness of this registration statement we have agreed to pay to Swartz a semi-annual non-usage fee equal to $100,000 less 10% of the aggregate dollar amount of the shares sold to Swartz during that 6-month period. We have also agreed to pay a termination fee of the greater of the semi-annual non-usage fee for the 6-month period in which termination occurs or $200,000 less 10% of the aggregate dollar amount of all shares sold to Swartz.

     We have also issued to Swartz stock purchase warrants to purchase 600,000 shares of our common stock with an initial exercise price of $1.00, subject to reset if the lowest closing bid price of our common stock is less than $1.00 on certain dates. The warrants expire May 3, 2005. The common stock issuable upon exercise of those warrants is included in the registration statement of which this prospectus is a part. On the earlier of January 31, 2001 or the date of the first put, if we have more than 15,000,000 shares issued and outstanding, we have agreed to issue Swartz additional warrants on the same terms as these warrants covering a number of shares equal to 4% of the number of our shares which are then outstanding on a fully diluted basis.

     We are registering 10,000,000 shares of common stock for possible issuance under the investment agreement and 1,600,000 shares of common stock underlying the warrants delivered or which may be delivered to Swartz.

THE PURCHASE PROCEDURE AND THE STOCK PURCHASES

     Generally, in order to sell our shares to Swartz, between 10 and 20 trading days prior to any intended put, we must deliver to Swartz advance notice of our intention to do so specifying the date on which we intend to cause a purchase and the number of shares we intend for Swartz to purchase. We may also designate a maximum dollar amount which we intend to sell or a minimum purchase price per share for the purchase, or both. However, the minimum purchase price that we designate cannot exceed the lesser of 80% of the closing bid price of our common stock on the trading day preceding date of this notice or the closing bid price on such date less $.15. We may then exercise our right to cause Swartz to purchase our shares by sending them a put notice, on the date specified in the advance notice and containing the same information as was contained in it. The next 20 trading days immediately following this put notice are used to determine the actual number of shares of our common stock that we will sell to Swartz and the purchase price for those shares, based on the formulas described below.

NUMBER OF SHARES OF OUR COMMON STOCK TO BE SOLD

     Swartz is required to purchase the number of shares specified in our notice to them unless reduced because of certain volume limitations. Swartz is not required to purchase a number of shares which exceeds the lesser of: (1) 15% of the sum of the aggregate daily reported trading volume (excluding block trades of 30,000 shares or more) for the 20 trading days preceding the put notice; (2) 15% of the sum of the aggregate daily reported trading volume (excluding block trades of 30,000 shares or more) for the 20 trading days following the put notice, not counting the volume for any trading day in the following period in which the lowest intra-day trading price is less than the greater of the designated put price in the put notice plus $.10 or the designated put price in the put notice divided by .91; or (3) the number of shares which when multiplied by the purchase price exceeds the maximum dollar amount specified in our put notice or $2 million if no amount is so specified.

AMOUNT OF THE PURCHASE PRICE

     If we have designated a minimum purchase price in our put notice, the purchase price for the shares will be no less than that price. If we have not so designated a minimum purchase price, then the purchase price for the shares to be sold to Swartz is the lesser of $.10 less than the lowest closing bid price for the shares during the 20 trading day period following the put notice, or 91% of the lowest closing bid price during such pricing period.

NECESSARY CONDITIONS BEFORE SWARTZ IS OBLIGATED TO PURCHASE SHARES OF OUR COMMON STOCK

     The following conditions must be satisfied before Swartz is obligated to purchase the shares of our common stock that we wish to sell from time to time:

     - A registration statement for the shares of common stock we will be issuing must be declared effective by the Securities and Exchange Commission and must remain effective and available for making resales of the shares of common stock purchased by Swartz and the shares covered by their warrants;

     - Our common stock must be listed for and actively trading on the O.T.C. Bulletin Board, the NASDAQ Small Cap Market, the NASDAQ National Market, the American Stock Exchange or the New York Stock Exchange and the shares put to Swartz must be so listed, and trading of our shares may not be suspended or delisted;

     - We must have satisfied and be in compliance with any and all obligations of the various agreements between us and Swartz relating to the equity line, and all of our representations and warranties must be true and correct in all material respects as if made on the date of sale of our shares to Swartz;

     - We must have reserved for issuance a sufficient number of shares for the sale and to effect exercise of the warrants;

     - The prospectus included in this registration statement must be current and deliverable, and we must not be aware of any investigation or inquiry concerning any stop order with respect to the registration statement;

     - If the number of shares to be issued at any given time would exceed the maximum number of shares that we can issue without stockholder approval, we must have obtained such approval; and

     - We must have retained an independent transfer agent who has agreed to issue shares in compliance with our agreement with Swartz.

FURTHER LIMITATIONS

     The investment agreement does not permit us to cause Swartz to purchase our shares to the extent that the issuance of such shares, when added to the number of shares acquired by Swartz under the investment agreement during the 31 days preceding the put date, would exceed 9.99% of our total number of shares of common stock outstanding, as calculated under Section 13(d) of the Securities Exchange Act of 1934.

     In addition, Swartz is not obligated to purchase any additional shares:

     - Once the aggregate dollar amount paid by them equals $30 million dollars;

     - If we have announced a subdivision or combination, including a reverse split, of our common stock or we have subdivided or combined our common stock between the date of the advance notice and the last day of the pricing period;

     - If we have paid a dividend of our common stock or have made any other distribution of our common stock during that period;

     - If we have made, during that period, a distribution of all or any portion of our assets or evidences of indebtedness to the holders of our common stock; or

     - If a change of control has occurred during that period.

RESTRICTIONS ON FUTURE FINANCINGS

     The investment agreement prohibits us from raising money by selling our securities for cash in private transactions without Swartz's consent until 90 days after the investment agreement terminates. In addition, Swartz has a right of first refusal for any private placement to which it has given its consent.

     These restrictions do not apply to any issuances of securities in connection with a merger, consolidation, acquisition or sale of assets, or in connection with any strategic partnership or joint venture (the primary purpose of which is not to raise equity capital), or in connection with the disposition or acquisition of a business product or license, the exercise of options by employees, consultants or directors, or a primary underwritten offering of our common stock. The capital raising limitation also does not apply to the issuance of securities upon exercise or conversion of options, warrants or other convertible securities which were outstanding when the investment agreement was entered into; the grant of additional options or warrants, or the issuance of additional securities, under any stock option or restricted stock plan for the benefit of our employees, directors or consultants; the issuance of debt securities, with no equity feature, incurred solely for working capital purposes; or to an offering or offerings of an aggregate of up to $5 million in common stock and warrants, placed prior to the effective date of this registration statement, provided that the price of such common stock and the exercise price of such warrants are not subject to being reset based upon the market price of our common stock (not related to the issuance of other securities by us) at some future date at any time after the initial issuance of such securities.

TERMINATION OF THE INVESTMENT AGREEMENT

     Our right to require Swartz to purchase any of our shares will terminate upon the occurrence of any of the following:

     - If, at any time, we or any of our directors or executive officers have engaged in a transaction or conduct that has result in (i) a Securities and Exchange Commission enforcement action, or (ii) a civil judgment or criminal conviction for fraud or misrepresentation, or for any other offense that, if prosecuted criminally, would constitute a felony under applicable law;

     - If, after we become obligated to issue periodic reports under the federal securities laws, our registration statement is ineffective or our shares are delisted or suspended from trading for an aggregate of four (4) months;

     - If at any time we have filed for or are subject to any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors instituted by or against us;

     - If we have materially breached certain provisions of the investment agreement; or

     - If this registration statement has not been declared effective by July 17, 2001.

INDEMNIFICATION OF SWARTZ PRIVATE EQUITY, LLC

     Swartz is entitled to customary indemnification from us for any losses or liabilities suffered by it based upon our breach of any representation, warranty or covenant in the agreements between us, any claim by our stockholders for breach of fiduciary duties, claims based on violation of Section 5 of the Securities Act of 1933, and for material misstatements or omissions from the registration statement and the prospectus, except as they relate to information supplied by Swartz to us for inclusion in the registration statement and prospectus.

                                  COMMON STOCK

     Our authorized capital stock consists of 55,000,000 shares including 50,000,000 shares of common stock and 1,000,000 shares of preferred stock, $.0001 par value. At August 31, 2000, there were 10,139,670 issued and outstanding shares of common stock. Holders of the common stock do not have preemptive rights to purchase additional shares of common stock or other subscription rights. The common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of common stock are entitled to share equally in dividends when declared by the board of directors and, upon liquidation or dissolution, whether voluntary or involuntary, to share equally in the assets available for distribution to stockholders. All outstanding shares are validly authorized and issued, fully paid and nonassessable. The board of directors is authorized to issue additional shares of common stock, not to exceed the amount authorized by our certificate of incorporation, and to issue options and warrants for the purchase of such shares on such terms and conditions and for such consideration as the board may deem appropriate without further stockholder action. Each holder of common stock is entitled to one vote per share on all matters on which stockholders are entitled to vote. Since the shares of common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the board of directors. The above description concerning our common stock does not purport to be complete. Reference is made to our certificate of incorporation and bylaws, which are available for inspection at our principal executive offices, as well as to the applicable statutes of the State of Delaware for a more complete description concerning the rights and liabilities of stockholders under Delaware law.

     The board of directors of SolutionsAmerica is empowered, without approval of stockholders, to cause up to 1,000,000 shares of preferred stock to be issued in one or more series and to establish the number of shares to be included in each such series and their respective designations, preferences, limitations and relative rights, including voting rights. Because the board of directors has the power to establish the preferences and rights of each series, it may afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of common stock. This includes, among other things, voting rights, conversion privileges, dividend rates, redemption rights, sinking fund provisions and liquidation rights which are superior to the common stock sold to purchasers in this offering. Future issuance of shares of preferred stock could have the effect of delaying or preventing a change in control of the Company. No shares of preferred stock will be outstanding at the close of this offering. The board of directors has no current plans to issue any shares of preferred stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the availability of shares for sale, could adversely affect the prevailing market price of our common stock and our ability to raise capital by accessing the Swartz equity line or through an offering of equity securities.

     Upon completion of this offering, we will have 13,751,445 shares of common stock outstanding, assuming no exercise of outstanding options or warrants other than those being exercised by the selling stockholders in this offering and no shares sold pursuant to the equity line. After the offering, the 5,541,775 shares sold in this offering will be immediately tradeable without restriction under the Securities Act of 1933, except for any shares purchased by an "affiliate" of ours, as that term is defined in the Securities Act of 1933. Affiliates will be subject to the resale limitations of Rule 144 under the Securities Act.

     We issued the remaining 8,209,670 outstanding shares of common stock in private transactions in reliance upon one or more exemptions contained in the Securities Act of 1933. These shares will be deemed "restricted securities" as defined in Rule 144. Of these restricted securities, no shares have been held for more than one year as of the date of this prospectus, and, therefore none of these shares will be eligible for public sale until that year holding period has occurred.

     In general, under Rule 144, a stockholder, or group of stockholders whose shares are aggregated, who has beneficially owned "restricted securities" for at least one year will be entitled to sell an amount of shares within any three month period equal to the greater of:

     - 1% of the then outstanding shares of common stock; or

     - the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission, provided certain requirements are satisfied.

     In addition, our affiliates must comply with additional requirements of Rule 144 in order to sell shares of common stock, including shares acquired by affiliates in this offering. Under Rule 144, a stockholder who has not been our affiliate at any time during the 90 days preceding a sale by him, would be entitled to sell those shares without regard to the Rule 144 requirements if he owned the restricted shares of common stock for a period of at least two years. The foregoing summary of Rule 144 is not a complete description. Non-affiliates may resell our securities issued under Rule 701 in reliance upon Rule 144 without having to comply with Rule 144's public information, holding period, volume and notice requirements.

     All of the selling stockholders have agreed not to offer, sell, pledge, grant any option to purchase, or otherwise sell or dispose directly or indirectly of any of our shares for 180 days, or the length of the offering, whichever period is shorter.

     In addition, our officers and directors have agreed to refrain from selling our shares for so long as shares may be sold to Swartz under the equity line.

                          TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Stock Transfer and Trust.

                          REPORTS TO SECURITY-HOLDERS

     We will furnish to holders of our securities annual reports containing audited financial statements. Contemporaneously, with this offering, we have registered our securities with the Securities and Exchange Commission under the provisions of Section 12 (b) of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we will be required to comply with certain reporting, proxy solicitation and other requirements of the Exchange Act.

                                 LEGAL MATTERS

     The validity of the securities being offered hereby will be passed upon for SolutionsAmerica by Greenberg Glusker Fields Claman & Machtinger LLP, Suite 2100, 1900 Avenue of the Stars, Los Angeles, California 90067-4590. Greenberg Glusker has a warrant to purchase 250,000 shares of common stock at a price per share equal to the lesser of 75% of the average bid price as reported in the Wall Street Journal over the 30 day period prior to the exercise of the warrant, or $1.00 per share.

                                    EXPERTS

     The financial statements of SolutionsAmerica, Inc. as of and for the period from inception to May 31, 2000 included in the registration statement and this prospectus have been included herein in reliance on the report of Grobstein, Horwath & Company LLP, independent certified public accountants, given on the authority of Grobstein, Horwath & Company LLP as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the common stock offered in this prospectus. This prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. Some items are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information about SolutionsAmerica and the common stock offered under this prospectus, you should review the registration statement and the exhibits and schedules filed as a part of the registration statement. Descriptions of contracts or other documents referred to in this prospectus are not necessarily complete. If the contract or document is filed as an exhibit to the registration statement, you should review that contract or document. You should be aware that when we discuss these contracts or documents in the prospectus we are assuming that you will read the exhibits to the registration statement for a more complete understanding of the contract or document. The registration statement and its exhibits and schedules may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Securities and Exchange Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies may be obtained from the Securities and Exchange Commission after payment of fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission also maintains a website that contains reports, proxy and information statements and other information regarding registrants, including SolutionsAmerica, that file electronically with the Securities and Exchange Commission. The address of this website is www.sec.gov. You may also contact the Securities and Exchange Commission by telephone at (800) 732-0330.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-2
Consolidated Financial Statements
  Consolidated Balance Sheet................................  F-3
  Consolidated Statement of Operations......................  F-4
  Consolidated Statement of Stockholders' Deficit...........  F-5
  Consolidated Statement of Cash Flows......................  F-6
  Notes to Consolidated Financial Statements....  F-7 through F-12

                 [GROBSTEIN, HORWATH & COMPANY LLP LETTERHEAD]

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders
SolutionsAmerica, Inc.

     We have audited the accompanying consolidated balance sheet of SolutionsAmerica, Inc. (a Development Stage Company) as of May 31, 2000, and the related statements of operations, stockholders' deficit and cash flows for the period from July 16, 1999 (inception) to May 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SolutionsAmerica, Inc. as of May 31, 2000, and the results of its operations and its cash flows for the period from July 16, 1999 (inception) to May 31, 2000, in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company is in the development stage and has negative working capital of $1,114,729 at May 31, 2000, and has a deficit accumulated during the development stage of $1,093,289. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are also described in
Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

June 9, 2000, except for Note 8
which is as of August 17, 2000

                             SOLUTIONSAMERICA, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                           CONSOLIDATED BALANCE SHEET
                                  MAY 31, 2000

ASSETS
Current Assets:
  Cash......................................................  $    50,719
  Accounts receivable.......................................        3,000
  Receivable from stockholder (Note 7)......................       64,177
  Income taxes receivable...................................       21,600
  Prepaid expenses..........................................       25,000
  Deferred loan fee (Note 1)................................       10,000
                                                              -----------
Total Current Assets........................................      174,496
Net Property and Equipment (Notes 1 and 4)..................       50,763
                                                              -----------
     Total Assets...........................................  $   225,259
                                                              ===========
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
  Accounts payable and accrued expenses (Note 5)............  $   888,225
  Loan agreement payable (Note 6)...........................      185,000
  Payable to stockholder (Note 7)...........................       16,000
  Note payable (Note 8).....................................      200,000
                                                              -----------
Total Current Liabilities...................................    1,289,225
Commitments (Note 9)
Stockholders' Deficit:
  Preferred stock, par value $.0001 per share, 1,000,000
     shares authorized......................................           --
  Common stock, par value $.0001 per share, 50,000,000
     shares authorized; 8,559,670 issued and outstanding
     (Note 10)..............................................          208
  Additional paid-in capital................................       29,115
  Deficit accumulated during the development stage (Note
     2).....................................................   (1,093,289)
                                                              -----------
Total Stockholders' Deficit.................................   (1,063,966)
                                                              -----------
     Total Liabilities and Stockholders' Deficit............  $   225,259
                                                              ===========

See accompanying independent auditors' report and notes.

                             SOLUTIONSAMERICA, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENT OF OPERATIONS
             PERIOD FROM JULY 16, 1999 (INCEPTION) TO MAY 31, 2000

Revenues (Notes 1 and 2)....................................  $   529,494
                                                              -----------
Operating Expenses:
  Officers' salaries........................................      461,816
  Office salaries...........................................      379,968
  Professional fees.........................................      341,602
  Travel and entertainment..................................      134,827
  Consulting expenses.......................................       92,156
  Occupancy costs...........................................       86,150
  Other expenses............................................       66,829
  Payroll taxes.............................................       57,635
                                                              -----------
Total Operating Expenses....................................    1,620,983
                                                              -----------
Loss Before Provision for Income Taxes......................   (1,091,489)
Provision for Income Taxes (Notes 1 and 11).................        1,800
                                                              -----------
Net Loss Available to Common Stockholders...................  $(1,093,289)
                                                              ===========
Net Loss Per Common Share (Note 1)..........................  $     (0.13)
                                                              ===========
Weighted Average of Common Shares Outstanding...............  $ 8,371,074
                                                              ===========

See accompanying independent auditors' report and notes.

                             SOLUTIONSAMERICA, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
             PERIOD FROM JULY 16, 1999 (INCEPTION) TO MAY 31, 2000

                                                                              DEFICIT
                                                                            ACCUMULATED
                                             COMMON STOCK      ADDITIONAL   DURING THE        TOTAL
                                          ------------------    PAID-IN     DEVELOPMENT   STOCKHOLDERS'
                                           SHARES     AMOUNT    CAPITAL        STAGE         DEFICIT
                                          ---------   ------   ----------   -----------   -------------
July 16, 1999 --
Issuance of common stock................  2,000,000    $200     $    50     $        --    $       250
December 30, 1999 --
Issuance of common stock for acquisition
  of subsidiary (Note 3)................     79,491       8      29,065              --         29,073
Retroactive Adjustment for approximate
  4.1 to 1 stock split (Note 10)........  6,480,179      --          --              --             --
Net loss for the period from July 16,
  1999
(inception) to May 31, 2000.............         --      --          --      (1,093,289)    (1,093,289)
                                          ---------    ----     -------     -----------    -----------
Balance, May 31, 2000...................  8,559,670    $208     $29,115     $(1,093,289)   $(1,063,966)
                                          =========    ====     =======     ===========    ===========

See accompanying independent auditors' report and notes.

                             SOLUTIONSAMERICA, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENT OF CASH FLOWS
             PERIOD FROM JULY 16, 1999 (INCEPTION) TO MAY 31, 2000

OPERATING ACTIVITIES
Net Loss....................................................  $(1,093,289)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation..............................................        4,719
     Sources and (uses) of cash from changes in operating
      assets and liabilities:
       Accounts receivable..................................       (3,000)
       Income taxes receivable..............................      (26,311)
       Prepaid expenses.....................................      (25,000)
       Accounts payable and accrued expenses................      888,976
                                                              -----------
Net Cash Used in Operating Activities.......................     (253,905)
                                                              -----------
INVESTING ACTIVITIES
Cash acquired in purchase of Sentinel Software, Inc.........       12,231
Increase in receivable from stockholder.....................      (64,177)
Expenditures for property and equipment.....................      (34,680)
                                                              -----------
Net Cash Used in Investing Activities.......................      (86,626)
                                                              -----------
FINANCING ACTIVITIES
Proceeds from loan agreement payable........................      185,000
Increase in deferred loan fee...............................      (10,000)
Increase in subordinated note payable.......................      200,000
Increase in payable to stockholder..........................       16,000
Proceeds from issuance of common stock......................          250
                                                              -----------
Net Cash Provided by Financing Activities...................      391,250
                                                              -----------
Net Change in Cash and Ending Cash..........................  $    50,719
                                                              ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION AND NON-CASH INVESTING AND FINANCING ACTIVITIES

     Cash paid for the period from July 16, 1999 (inception) to May 31, 2000 for interest and income taxes was $174 and $29,411 respectively.

     SolutionsAmerica, Inc. acquired Sentinel Software, Inc. on December 30, 1999, by issuing 79,491 shares of common stock at par value of $.0001 per share in exchange for the following assets and liabilities:

Cash........................................................  $ 12,231
Furniture and fixtures......................................     2,962
Equipment...................................................     2,674
Computers and software......................................    15,166
Accrued expenses............................................    (3,960)
                                                              --------
Consideration paid..........................................    29,073
Less: cash acquired in transaction..........................   (12,231)
                                                              --------
Net assets acquired, excluding cash.........................  $ 16,842
                                                              ========

See accompanying independent auditors' report and notes.

                             SOLUTIONSAMERICA, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  MAY 31, 2000

NOTE 1 -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Formation and Development Stage Activity

     SolutionsAmerica, Inc. and its subsidiaries (collectively the "Company") is a development stage company which will provide web site design, database development, marketing, financial services and transaction processing services to banks, corporations and merchants conducting e-commerce over the Internet. In addition, the Company will manage merchant accounts in the United States on behalf of various financial institutions which provide general banking services to merchants for the acquisition of VISA and MasterCard bank drafts as well as other third party credit cards. Merchants are businesses that accept credit cards as a means of payment for goods or services rendered. The planned date of full operational capacity has been estimated to be by the end of 2000.

     SolutionsAmerica, Inc. ("SAI") was incorporated in the state of Delaware on July 16, 1999. The subsidiaries included in the consolidated financial statements consist of Sentinel Software, Inc. ("SSI") and SolutionsAmerica, (Nevis), Inc. ("SANI"), both of which are wholly owned, and E-Commerce Transaction Services, Ltd ("ECT"), which is 50.0% owned.

Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and all of its wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

Use of Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Financial Instruments

     The fair values of cash, accounts receivable, receivable from stockholder, accounts payable, accrued expenses, payable to stockholder and short-term debt approximate their carrying values due to the short-term nature of these financial instruments.

Deferred Loan Fee

     Loan fees are amortized over the period the related loan is outstanding.

Property and Equipment

     Property and equipment is stated at cost. Additions and betterments are charged to the property and equipment accounts while maintenance and repairs, which do not enhance the useful life of the respective assets, are expensed as incurred. Depreciation is provided by the straight-line method over the estimated useful lives of the related assets. Useful lives range from 3 to 5 years.

                             SOLUTIONSAMERICA, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  MAY 31, 2000

Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of

     The Company applies the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of," which requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets to be held and used in future is measured by a comparison of the carrying amount of the asset to the future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. No assets were considered impaired as of May 31, 2000.

Revenue Recognition

     When the Company achieves its planned principal operations, revenues from daily merchant transactions will be recognized when the bank transaction is accepted by the third-party credit card service provider. Other revenues are recognized when earned.

Advertising Costs

     Advertising costs are expensed as incurred. There were no advertising costs for the period from July 16, 1999 (inception) to May 31, 2000.

Income Taxes

     Deferred income tax assets and liabilities are computed annually for differences between the financial statement and income tax bases of assets and liabilities. Such deferred income tax asset and liability computations are based on enacted law and rates applicable in periods in which the differences are expected to reverse. If necessary, a valuation allowance is established to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the year and the change in deferred income tax assets and liabilities during the year.

Earnings Per Share

     Earnings per common share are computed in accordance with the provisions of Statement of Financial Accounting Standards No. 128 "Earnings per Share." Basic earnings per common share are computed based on the weighted average number of common shares and dilutive common share equivalents outstanding during the period. Fully diluted loss per common share was not presented as there was no dilutive potential common shares outstanding during the period.

Stock Options

     The Company intends to adopt the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," upon the granting of any stock options.

Recently Issued Accounting Pronouncements

     The Company does not believe that any recently issued accounting pronouncements will have a material effect on future financial position or results of operations.

                             SOLUTIONSAMERICA, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  MAY 31, 2000

NOTE 2 -- DEVELOPMENT ACTIVITIES

     The Company has been in the development stage since its inception on July 16, 1999. As shown in the accompanying consolidated financial statements, the Company has negative working capital of $1,114,729 at May 31, 2000, and has a deficit accumulated during the development stage of $1,093,289. Management believes that a full year of operations should contribute towards profitable operations.

     As discussed more fully in Notes 6 and 12, the Company has obtained a $510,000 line of credit, and has plans to initially raise up to $2 million of additional equity through a private placement of securities pursuant to Regulation D of the Securities Act of 1933, with possible subsequent issuances up to an aggregate of $30 million provided the Company's equity securities become publicly traded. Management believes that these, and other actions presently being taken, provide the opportunity for the Company to obtain the necessary capital to establish its planned principal operations and to continue as a going concern.

NOTE 3 -- BUSINESS ACQUISITIONS

     On December 30, 1999, SAI acquired all of the outstanding common shares of SSI in exchange for 79,491 shares of common stock for a total consideration of $29,073. SAI is engaged in the business of developing real time computer software systems and applications for Internet and e-commerce businesses, including database and transaction processing applications. The purchase price equaled SSI's net assets on the date of acquisition. SSI's results of operations prior to the date of acquisition were immaterial. Therefore, the unaudited pro forma combined results of operations of the Company and SSI as if the acquisition had taken place on July 16, 1999 (inception) have been omitted.

     During the following 12 month period, the former stockholder of SSI has the right to receive up to an additional 26,497 shares of SAI's common stock, at the rate of .26497 shares for each dollar of net income earned by SSI above $300,000 up to a maximum of $400,000. In addition, should SSI have net income up to $100,000, the purchase price will be decreased by 26,497 shares at the same rate stated above. No change in the initial consideration paid for the stock of SSI will occur if SSI's net income falls between $100,000 to $300,000. As part of the acquisition of SSI, SAI has entered into an employment agreement with the former sole stockholder of SSI, whereby for a period of two years, SAI is obligated to pay the former sole stockholder an annual salary of $168,000 in addition to a bonus equal to 10.0% of SSI's net income.

     The above acquisition has been accounted for under the purchase method. The results of operations of SSI have been included in the consolidated financial statements from the date of acquisition.

NOTE 4 -- PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

Computers and software......................................  $36,831
Furniture and fixtures......................................   12,178
Equipment...................................................    6,473
                                                               55,482
Less accumulated depreciation...............................   (4,719)
                                                              -------
                                                              $50,763
                                                              =======

     Depreciation expense for the period from July 16, 1999 (inception) to May 31, 2000 is $4,719.

                             SOLUTIONSAMERICA, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  MAY 31, 2000

NOTE 5 -- ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following:

Payroll and payroll taxes...................................  $554,945
Accounts payable............................................   322,223
Accrued expense.............................................    11,057
                                                              --------
                                                              $888,225
                                                              ========

NOTE 6 -- LOAN AGREEMENT PAYABLE

     On May 24, 2000, the Company entered into a Letter Loan Agreement (the "Agreement") providing up to $510,000 of funds for working capital purposes. The Agreement bears interest at 9.0% per annum, is secured by substantially all of the assets of the Company and matures on October 31, 2000. In addition, the lender has the right to convert all or part of the loan obligation to shares of common stock based at the same price per share which will be determined upon the sale of the shares offered to investors in the anticipated private placement offering (Note 12). The lender and certain of the lender's stockholders have been granted warrants to purchase up to an aggregate of 641,775 of the Company's common stock priced as follows: 427,850 shares at a price per share equal to the lesser of (i) 50% of the average bid price as reported in the Wall Street Journal over the thirty day period prior to the exercise of the warrant or (ii) $1.00 per share; and 213,925 shares at a price per share equal to 75% of the average bid price as reported in the Wall Street Journal over the thirty day period prior to the exercise of the warrant. The right to purchase the warrants expires on December 31, 2004. The Agreement contains certain covenants including the maintenance of general insurance, limits on incurring additional liabilities in excess of a prescribed amount, as well as other covenants. As of May 31, 2000, the Company was in compliance with these covenants.

     Subsequent to May 31, 2000, the Company received an additional $325,000 of funds under the Agreement.

     Accrued interest expense for the period July 16, 1999 (inception) to May 31, 2000 was $319.

NOTE 7 -- RECEIVABLE FROM AND PAYABLE TO STOCKHOLDERS

     Amounts receivable from, or payable to, stockholders represent advances which are due on demand and are non-interest bearing.

NOTE 8 -- NOTE PAYABLE

     The note is payable to a family trust related to one of the Company's stockholders. The note bears interest at 10.0% per annum, with principal and accrued interest due on September 1, 2000. On August 27, 2000, the maturity date of the note was changed to November 1, 2000. In consideration for this change, the Company made the note convertible, at the option of the holder, into common stock at a rate of $1.00 of outstanding balance per share.

     In addition, the Company has also issued the family trust a warrant to purchase 120,000 shares of the Company's common stock exercisable at a price of $1.00 per share, over a five year period expiring on March 20, 2005.

     Accrued interest expense for the period July 16, 1999 (inception) to May 31, 2000 was $3,945.

                             SOLUTIONSAMERICA, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  MAY 31, 2000

NOTE 9 -- COMMITMENTS

Leases

     The Company leases its Culver City, California and Nashville, Tennessee offices for approximately $25,000 and $800 per month, respectively. The Culver City lease is on a month-to-month basis while the Nashville facility lease matures on December 31, 2000, with an option to renew. At May 31, 2000, the Company's future minimum lease commitments required under noncancellable leases with initial or remaining terms in excess of one year is $5,600 for the year ending May 31, 2001.

     Total lease expense for the period from July 16, 1999 (inception) to May 31, 2000 was approximately $102,000.

Referral Fees

     The Company has entered into referral fee agreements with two unrelated parties whereby the parties introduce banks, Internet merchants, corporations and other entities requiring E-commerce services to the Company. In turn, the Company pays a referral fee based on the number of transactions being processed or a percentage of the amount charged for the design or redesign of web sites. As of May 31, 2000, the Company, has not incurred any such referral fees.

NOTE 10 -- COMMON STOCK

     On June 23, 2000, the Company executed an approximate 4.1 to 1 stock split of its common stock, which has been retroactively reflected in the accompanying financial statements.

NOTE 11 -- INCOME TAXES

     The provision for income taxes consists of state franchise taxes which are primarily current.

     Temporary differences comprising the net deferred income tax asset on the consolidated balance sheet were as follows:

Net operating loss carryforward.............................  $ 275,200
Accrued expense.............................................    192,400
Valuation allowance.........................................   (467,600)
                                                              ---------
     Deferred income tax asset..............................  $      --
                                                              =========

     The Company has available unused federal and state net operating loss carryforwards of approximately $1,093,000 as of May 31, 2000, which may be applied to reduce future taxable income in the years ending through 2020 and 2005, respectively. Realization of the deferred income tax asset is dependent on the Company generating sufficient taxable income prior to the expiration of the net operating loss carryforward. Since realization is not assured, management has provided a valuation allowance for the entire balance of deferred income tax assets.

                             SOLUTIONSAMERICA, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  MAY 31, 2000

     The following sets forth the differences between the provision for income taxes computed at the United States federal statutory income tax rate of 35% and that reported for financial statement purposes:

Provisions computed at the United States federal statutory
  income tax rate...........................................  $      --
Net operating loss carryforward.............................    275,200
Accrued expenses............................................    192,400
State income taxes, net of federal benefit..................      1,800
Valuation allowance.........................................   (467,600)
                                                              ---------
Provision for income taxes..................................  $   1,800
                                                              =========

NOTE 12 -- PENDING CAPITAL TRANSACTIONS

     On May 2, 2000, the Company entered into a Letter of Agreement with Dunwoody Brokerage Services, Inc., dba Swartz Institutional Finance, ("Dunwoody") whereby Dunwoody will act as placement agent in a Private Placement Offering pursuant to Regulation D of the Securities Act of 1933 for up to $2 million of the Company's equity securities. In addition, the Company also entered into a Letter of Agreement with Swartz Private Equity, LLC ("Swartz") whereby the parties agreed to enter into an Irrevocable Investment Agreement for the purchase of the Company's common stock up to an aggregate amount equal to $30 million (the "Equity Line"), subject to the Company achieving an effective Registration Statement. Within 36 months from the effective registration date, the Company has the right to "put" common stock to Swartz, subject to certain dollar amount limitations and other conditions as set forth in the Letter of Agreement. Shares of common stock "put" to Swartz will be at a purchase price per share equal to 91.0% of the current market price, as defined, subject to a floor price to be specified by the Company.

     As compensation for entering into the Equity Line, the Company issued Swartz a warrant to purchase 600,000 shares of the Company's common stock (the "Commitment Warrants") exercisable at a price of $1.00 per share over a five year period expiring on May 2, 2005, and will issue additional warrants (the "Additional Warrants") on the same terms as the Commitment Warrants, to purchase shares of the Company's common stock, if necessary, such that the sum of the number of Commitment Warrants and Additional Warrants issued to Swartz shall equal at least 4% of the number of fully diluted shares of common stock of the Company that are then outstanding.

     In the event the Company fails to "put" Swartz $1 million of common stock during each six month period of the Equity Line term, the Company is obligated to pay Swartz a non-usage fee equal to $100,000, less 10% of the dollar amount "put" to Swartz during the six month period.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Certificate of Incorporation (the "Certificate") provides that the Company shall indemnify each person who is or was a director, officer or employee of the Company to the fullest extent permitted under Section 145 of the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer or director in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

     A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any bylaw, agreement, vote or otherwise.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Estimates of fees and expenses incurred or to be incurred in connection with the issuance and distribution of securities being registered, all of which are being paid exclusively by the Company, other than underwriting discounts and commissions are as follows:

Securities and Exchange Commission filing fee...............  $ 16,186
Nasdaq and Exchange filing fees.............................    10,000*
State securities laws (Blue Sky) fees and expenses..........    35,000*
Printing costs and fees.....................................   130,000*
Legal fees and costs........................................   225,000*
Accounting fees and costs...................................    10,000*
Transfer Agent fees.........................................     2,000
Miscellaneous expenses......................................    21,814*
                                                              --------
TOTAL.......................................................  $450,000
                                                              ========

-------------------------
* Estimated

ITEM 26. RECENT SALE OF UNREGISTERED SECURITIES

     Set forth below is a list of the unregistered securities we have sold since inception (July 16, 1999) in reliance on exemptions under the Securities Act of 1933, as amended. Except as otherwise noted, all share amounts are adjusted to reflect the approximate 4.1 for one stock split in June 2000.

     We issued 4,116,233 shares of our common stock to each of Floyd W. Kephart and Gary Horowitz (a total of 8,232,466 shares) on August 2, 1999 in exchange for their services as promoters and founders of the Company.

     We issued a total of 1,180,000 pre-split shares to the six shareholders of Paycom Billing Services, Inc. in connection with the merger of Paycom into the Company on December 6, 1999. The merger was subsequently unwound and all of those shares were cancelled.

     We issued 327,204 shares of our common stock on December 30, 1999 to Marc Overman in consideration for the transfer of all the shares of Sentinel Software, Inc.

     As of May 3, 2000 we issued warrants to Swartz Private Equity, LLC to purchase 600,000 shares of our common stock exercisable at $1.00 per share, subject to reset if the lowest closing bid price of our common stock is less than $1.00, in consideration for the commitment to provide an equity line of credit.

     On May 24, 2000, we borrowed $510,000 from Citadel Capital Management Corporation pursuant to a promissory note that is convertible into shares of our common stock at $1.00 per share. We also issued Citadel and its principals warrants to purchase a total of 641,775 shares of our common stock exercisable at prices ranging from 75% of the average bid price to the lesser of (i) 50% of the average bid price and (ii) $1.00 per share.

     On June 29, 2000, we issued a total of 400,000 shares of our common stock to affiliates of Kurt N. Feshbach for $400,000 cash. Additionally, we issued warrants to Mr. Feshbach and his affiliates for 500,000 shares exercisable at a price per share equal to the lesser of (i) 50% of the average bid price or (ii) $1.00 per share. As of September 1, 2000, we issued to the Kurt N. Feshbach Living Trust 100,000 shares for a purchase price of $100,000 and warrants for 125,000 shares exercisable at a price per share equal to the lesser of (i) 50% of the average bid price or (ii) $1.00 per share.

     On August 16, 2000 we issued to the Presburger Family Trust and members of the Presburger family warrants to purchase a total of 180,000 shares of our common stock at the lesser of (i) 50% of the average bid price and (ii) $1.00 per share in consideration for the $200,000 loan to the Company by the Presburger Family Trust.

     On August 18, 2000, we issued 1,000,000 shares of our common stock to Frontier Insurance Group, Inc. in connection with the merger of OneStop.com, Inc. into a wholly-owned subsidiary of the Company.

     We have issued a total of 80,000 shares at $1.00 per share and warrants to purchase up to 470,000 additional shares exercisable at prices ranging from the lesser of (i) 50% - 75% of the average bid price and (ii) $1.00 per share in connection with financial consulting, technical consulting, public relations and legal services to six holders, two of whom are directors of the Company.

     Finally, we have granted a total of ten employees options under our stock option plan to purchase a total of 125,000 shares of our common stock at $1.00 per share and we have given four employees options to purchase 1,759,266 shares of our common stock at $1.00 per share.

     The Company issued the above securities in reliance on exemptions contained in Section 4(2) of the Securities Act of 1933, as amended, and similar exemptions in states in which such securities were issued.

ITEM 27. EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
*1.1      Selling Agreement
 3.1      Certificate of Incorporation filed with the Delaware
          Secretary of State on July 16, 1999
 3.2      Certificate of Amendment to Certificate of Incorporation
          filed with the Delaware Secretary of State on August 11,
          1999
 3.3      Certificate of Amendment of Certificate of Incorporation
          filed with the Delaware Secretary of State on June 16, 2000
 3.4      Certificate of Correction of Certificate of Amendment filed with the Delaware Secretary of State on June 23, 2000
 3.5      Bylaws
 4.1      Subscription Agreement dated June 29, 2000 for 50,000 shares between the Company and Feshbach Partners Offshore
 4.2      Subscription Agreement dated June 29, 2000 for 150,000
          shares between the Company and Feshbach Partners I
 4.3      Subscription Agreement dated June 29, 2000 for 200,000
          shares between the Company and Kurt N. Feshbach, Trustee of
          The Kurt N. Feshbach Living Trust
 4.4      Subscription Agreement dated September 6, 2000 for 100,000 shares between the Company and Kurt N. Feshbach, Trustee of
          The Kurt N. Feshbach Living Trust
 4.5      Shareholder's Agreement dated December 30, 1999 between the
          Company and Marc Overman
 4.6      SolutionsAmerica, Inc. 2000 Stock Option Plan and form of
          agreements thereunder
 4.7      Warrant Agreement dated May 24, 2000 for 160,444 shares
          between the Company and Citadel Capital Management
          Corporation
 4.8      Warrant Agreement dated May 24, 2000 for 320,888 shares
          between the Company and Citadel Capital Management
          Corporation
 4.9      Warrant Agreement dated May 24, 2000 for 10,696 shares
          between the Company and Phillip Roberts
 4.10     Warrant Agreement dated May 24, 2000 for 21,392 shares
          between the Company and Phillip Roberts
 4.11     Warrant Agreement dated May 24, 2000 for 42,785 shares
          between the Company and Matthew C. Fragner
 4.12     Warrant Agreement dated May 24, 2000 for 85,570 shares
          between the Company and Matthew C. Fragner
 4.13     Warrant Agreement dated June 8, 2000 for 60,000 shares
          between the Company and the Presburger Family Trust
*4.14     Warrant Agreement dated August 16, 2000 for 40,000 shares
          between the Company and Daniel Presburger

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 4.15     Warrant Agreement dated August 16, 2000 for 40,000 shares
          between the Company and Michael Presburger
 4.16     Warrant Agreement dated August 16, 2000 for 40,000 shares
          between the Company and Paul Leon Presburger
 4.17     Warrant Agreement dated June 21, 2000 for 250,000 shares
          between the Company and Kurt N. Feshbach, as Trustee of The
          Kurt N. Feshbach Living Trust
 4.18     Warrant Agreement dated September 1, 2000 for 125,000 shares between the Company and Kurt N. Feshbach, as Trustee of The
          Kurt N. Feshbach Living Trust
 4.19     Warrant Agreement dated June 21, 2000 for 187,500 shares
          between the Company and Feshbach Partners I
 4.20     Warrant Agreement dated June 21, 2000 for 62,500 shares
          between the Company and Feshbach Partners Offshore
 4.21     Warrant Agreement dated July 1, 2000 for 40,000 shares
          between the Company and Peter Banner
 4.22     Warrant Agreement dated July 1, 2000 for 45,000 shares
          between the Company and Kenny Coplon
 4.23     Warrant Agreement dated September 5, 2000 for 10,000 shares between the Company and Kenny Coplon
 4.24     Warrant Agreement dated July 7, 2000 for 50,000 shares
          between the Company and Michael Sigman
 4.25     Warrant Agreement dated July 7, 2000 for 50,000 shares
          between the Company and Jordan Posell
 4.26     Warrant Agreement dated July 20, 2000 for 25,000 shares
          between the Company and DeMonte Associates
 4.27     Warrant Agreement dated July 20, 2000 for 250,000 shares
          between the Company and Greenberg Glusker Fields Claman &
          Machtinger LLP
 4.28     Warrant Agreement dated May 3, 2000 for 600,000 shares
          between the Company and Swartz Private Equity, LLC
*4.29     Form of Warrant Agreement for 10% of the shares purchased
          under each put between the Company and Swartz Private
          Equity, LLC
*4.30     Form of Warrant Agreement for 10% of the shares placed
          divided by the fair market value between the Company and
          Swartz Institutional Finance
 4.31     Registration Rights Agreement dated July 18, 2000 between
          the Company and Swartz Private Equity, LLC
 4.32     Warrant Side Agreement dated July 18, 2000 between the
          Company and Swartz Private Equity, LLC
 5.1      Form of Opinion of Greenberg Glusker Fields Claman &
          Machtinger LLP regarding legality
10.1      Promissory Note dated March 20, 2000 in the principal amount of $200,000 made by the Presburger Family Trust to the order of the Company
10.2      Promissory Note dated August 16, 2000 in the principal
          amount of $100,000 made by the Company to the order of
          Christopher Sax
10.3      Promissory Note dated August 29, 2000 in the principal
          amount of $400,000 made by Les Concierges, Inc. to the order of OneStop.com, Inc.
10.4      Assignment of Promissory Note dated May 27, 1999 among the
          Company, OneStop.Com, Inc. and Les Concierges, Inc.
10.5      Stock Purchase Agreement dated December 30, 1999 among the
          Company, Sentinel Software, Inc. and Marc Overman
10.6      Letter Loan Agreement dated May 24, 2000 between the Company and Citadel Capital Management Corporation
10.7      Agreement and Plan of Merger dated July 11, 2000 among the
          Company, Frontier Insurance Group, Inc., OneStop.com, Inc.
          and OneStop Acquisition Corp.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
10.8      Investment Agreement dated July 18, 2000 between the Company and Swartz Private Equity, LLC
10.9      Processing Services Agreement dated April 17, 2000 between the Company and Maverick International Processing Services,
          Inc.
10.10     Referral Fee Agreement dated April 28, 2000 between the
          Company and Anthony Vicardo
10.11     Referral Fee Agreement dated May 2, 2000 between the Company and Mobius Trust Company Ltd.
10.12     Alliance Agreement dated June 1, 2000 between the Company
          and Nexxus Holdings Ltd.
10.13     Referral Fee Agreement dated June 27, 2000 between the
          Company and The Compliance Company Ltd.
10.14     Letter of Intent dated August 3, 2000 between the Company
          and Nexxus Holdings Ltd.
10.15     Merchant Services Agreement dated August 8, 2000 between the
          Company and SGAA Ltd.
10.16     Lease dated April 23, 1999 between Sentinel Software -- Marc
          Overman and Silvio Diana T/A Villa Park Professional Center
10.17     Short Term Lease Agreement dated February 17, 2000 between the Company and Linton Towers, L.C.
10.18     Lease Agreement dated November 1, 1999 between the Company and Historic Vanderbilt Medical School Building, Inc.
10.19     Employment Agreement dated August 1, 2000 between the
          Company and Floyd W. Kephart
10.20     Employment Agreement dated August 1, 2000 between the
          Company and Gary Horowitz
10.21     Employment Agreement dated August 21, 2000 between the
          Company and Steven Tandberg
10.22     Employment Agreement dated August 21, 2000 between the
          Company and Jeffrey Kilbride
10.23     Employment Agreement dated December 30, 1999 between the
          Company and Marc Overman
21.1      List of Subsidiaries of the Company
23.1      Consent of Greenberg Glusker Fields Claman & Machtinger LLP
          is contained in Exhibit 5.1
23.2      Consent of Grobstein, Horwath & Company, LLP
24.1      Power of Attorney is included on signature page
27.1      Financial Data Schedule

-------------------------

* To be filed by amendment.

ITEM 28. UNDERTAKING

     The undersigned Registrant hereby undertakes

          (1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement to:

             (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on September 14, 2000.

                                          SOLUTIONSAMERICA, INC.

                                          By:     /s/ FLOYD W. KEPHART
                                            ------------------------------------
                                              Floyd W. Kephart, Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Floyd W. Kephart and Gary Horowitz, either one acting alone, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----
                /s/ FLOYD W. KEPHART                      Chairman of the Board      September 14, 2000
-----------------------------------------------------    Chief Executive Officer
                  Floyd W. Kephart                         (Principal Executive
                                                                 Officer)

                  /s/ GARY HOROWITZ                      Director, President and     September 14, 2000
-----------------------------------------------------    Chief Operating Officer
                    Gary Horowitz

                /s/ JEFFREY KILBRIDE                      Director, Senior Vice      September 14, 2000
-----------------------------------------------------      President and Chief
                  Jeffrey Kilbride                          Technology Officer

                  /s/ JORDAN POSELL                              Director            September 14, 2000
-----------------------------------------------------
                    Jordan Posell

                 /s/ MICHAEL SIGMAN                              Director            September 14, 2000
-----------------------------------------------------
                   Michael Sigman

                  /s/ MICHAEL SMITH                     Treasurer/Chief Financial    September 14, 2000
-----------------------------------------------------  Officer (Principal Financial
                    Michael Smith                        and Accounting Officer)

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
*1.1      Selling Agreement
 3.1      Certificate of Incorporation filed with the Delaware
          Secretary of State on July 16, 1999
 3.2      Certificate of Amendment to Certificate of Incorporation
          filed with the Delaware Secretary of State on August 11,
          1999
 3.3      Certificate of Amendment of Certificate of Incorporation
          filed with the Delaware Secretary of State on June 16, 2000
 3.4      Certificate of Correction of Certificate of Amendment filed with the Delaware Secretary of State on June 23, 2000
 3.5      Bylaws
 4.1      Subscription Agreement dated June 29, 2000 for 50,000 shares between the Company and Feshbach Partners Offshore
 4.2      Subscription Agreement dated June 29, 2000 for 150,000
          shares between the Company and Feshbach Partners I
 4.3      Subscription Agreement dated June 29, 2000 for 200,000
          shares between the Company and Kurt N. Feshbach, Trustee of
          The Kurt N. Feshbach Living Trust
 4.4      Subscription Agreement dated September 6, 2000 for 100,000 shares between the Company and Kurt N. Feshbach, Trustee of
          The Kurt N. Feshbach Living Trust
 4.5      Shareholder's Agreement dated December 30, 1999 between the
          Company and Marc Overman
 4.6      SolutionsAmerica, Inc. 2000 Stock Option Plan and form of
          agreements thereunder
 4.7      Warrant Agreement dated May 24, 2000 for 160,444 shares
          between the Company and Citadel Capital Management
          Corporation
 4.8      Warrant Agreement dated May 24, 2000 for 320,888 shares
          between the Company and Citadel Capital Management
          Corporation
 4.9      Warrant Agreement dated May 24, 2000 for 10,696 shares
          between the Company and Phillip Roberts
 4.10     Warrant Agreement dated May 24, 2000 for 21,392 shares
          between the Company and Phillip Roberts
 4.11     Warrant Agreement dated May 24, 2000 for 42,785 shares
          between the Company and Matthew C. Fragner
 4.12     Warrant Agreement dated May 24, 2000 for 85,570 shares
          between the Company and Matthew C. Fragner
 4.13     Warrant Agreement dated June 8, 2000 for 60,000 shares
          between the Company and the Presburger Family Trust
*4.14     Warrant Agreement dated August 16, 2000 for 40,000 shares
          between the Company and Daniel Presburger
 4.15     Warrant Agreement dated August 16, 2000 for 40,000 shares
          between the Company and Michael Presburger
 4.16     Warrant Agreement dated August 16, 2000 for 40,000 shares
          between the Company and Paul Leon Presburger
 4.17     Warrant Agreement dated June 21, 2000 for 250,000 shares
          between the Company and Kurt N. Feshbach, as Trustee of The
          Kurt N. Feshbach Living Trust
 4.18     Warrant Agreement dated September 1, 2000 for 125,000 shares between the Company and Kurt N. Feshbach, as Trustee of The
          Kurt N. Feshbach Living Trust
 4.19     Warrant Agreement dated June 21, 2000 for 187,500 shares
          between the Company and Feshbach Partners I
 4.20     Warrant Agreement dated June 21, 2000 for 62,500 shares
          between the Company and Feshbach Partners Offshore
 4.21     Warrant Agreement dated July 1, 2000 for 40,000 shares
          between the Company and Peter Banner

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 4.22     Warrant Agreement dated July 1, 2000 for 45,000 shares
          between the Company and Kenny Coplon
 4.23     Warrant Agreement dated September 5, 2000 for 10,000 shares between the Company and Kenny Coplon
 4.24     Warrant Agreement dated July 7, 2000 for 50,000 shares
          between the Company and Michael Sigman
 4.25     Warrant Agreement dated July 7, 2000 for 50,000 shares
          between the Company and Jordan Posell
 4.26     Warrant Agreement dated July 20, 2000 for 25,000 shares
          between the Company and DeMonte Associates
 4.27     Warrant Agreement dated July 20, 2000 for 250,000 shares
          between the Company and Greenberg Glusker Fields Claman &
          Machtinger LLP
 4.28     Warrant Agreement dated May 3, 2000 for 600,000 shares
          between the Company and Swartz Private Equity, LLC
*4.29     Form of Warrant Agreement for 10% of the shares purchased
          under each put between the Company and Swartz Private
          Equity, LLC
*4.30     Form of Warrant Agreement for 10% of the shares placed
          divided by the fair market value between the Company and
          Swartz Institutional Finance
 4.31     Registration Rights Agreement dated July 18, 2000 between
          the Company and Swartz Private Equity, LLC
 4.32     Warrant Side Agreement dated July 18, 2000 between the
          Company and Swartz Private Equity, LLC
 5.1      Form of Opinion of Greenberg Glusker Fields Claman &
          Machtinger LLP regarding legality
10.1      Promissory Note dated March 20, 2000 in the principal amount of $200,000 made by the Presburger Family Trust to the order of the Company
10.2      Promissory Note dated August 16, 2000 in the principal
          amount of $100,000 made by the Company to the order of
          Christopher Sax
10.3      Promissory Note dated August 29, 2000 in the principal
          amount of $400,000 made by Les Concierges, Inc. to the order of OneStop.com, Inc.
10.4      Assignment of Promissory Note dated May 27, 1999 among the
          Company, OneStop.Com, Inc. and Les Concierges, Inc.
10.5      Stock Purchase Agreement dated December 30, 1999 among the
          Company, Sentinel Software, Inc. and Marc Overman
10.6      Letter Loan Agreement dated May 24, 2000 between the Company and Citadel Capital Management Corporation
10.7      Agreement and Plan of Merger dated July 11, 2000 among the
          Company, Frontier Insurance Group, Inc., OneStop.com, Inc.
          and OneStop Acquisition Corp.
10.8      Investment Agreement dated July 18, 2000 between the Company and Swartz Private Equity, LLC
10.9      Processing Services Agreement dated April 17, 2000 between the Company and Maverick International Processing Services,
          Inc.
10.10     Referral Fee Agreement dated April 28, 2000 between the
          Company and Anthony Vicardo
10.11     Referral Fee Agreement dated May 2, 2000 between the Company and Mobius Trust Company Ltd.
10.12     Alliance Agreement dated June 1, 2000 between the Company
          and Nexxus Holdings Ltd.
10.13     Referral Fee Agreement dated June 27, 2000 between the
          Company and The Compliance Company Ltd.
10.14     Letter of Intent dated August 3, 2000 between the Company
          and Nexxus Holdings Ltd.
10.15     Merchant Services Agreement dated August 8, 2000 between the
          Company and SGAA Ltd.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
10.16     Lease dated April 23, 1999 between Sentinel Software -- Marc
          Overman and Silvio Diana T/A Villa Park Professional Center
10.17     Short Term Lease Agreement dated February 17, 2000 between the Company and Linton Towers, L.C.
10.18     Lease Agreement dated November 1, 1999 between the Company and Historic Vanderbilt Medical School Building, Inc.
10.19     Employment Agreement dated August 1, 2000 between the
          Company and Floyd W. Kephart
10.20     Employment Agreement dated August 1, 2000 between the
          Company and Gary Horowitz
10.21     Employment Agreement dated August 21, 2000 between the
          Company and Steven Tandberg
10.22     Employment Agreement dated August 21, 2000 between the
          Company and Jeffrey Kilbride
10.23     Employment Agreement dated December 30, 1999 between the
          Company and Marc Overman
21.1      List of Subsidiaries of the Company
23.1      Consent of Greenberg Glusker Fields Claman & Machtinger LLP
          is contained in Exhibit 5.1
23.2      Consent of Grobstein, Horwath & Company, LLP
24.1      Power of Attorney is included on signature page
27.1      Financial Data Schedule

-------------------------

* To be filed by amendment.